UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934 (Amendment No.   )

Filed by the Registrant ☒
Filed by a party other than the Registrant ☐

Check the appropriate box:

☒ Preliminary Proxy Statement
☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐ Definitive Proxy Statement
☐ Definitive Additional Materials
☐ Soliciting Material pursuant to Section 240.14a-12

PURE CYCLE CORPORATION

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒ No fee required.

☐ Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐ Fee paid previously with preliminary materials:

☐ Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously.  Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

PURE CYCLE CORPORATION
34501 East Quincy Avenue
Building 34, Box 10
Watkins, Colorado 80137
(303) 292-3456

April 2015

Dear Pure Cycle Shareholders:

Pure Cycle Corporation (“Pure Cycle”) and PCY Holdings, LLC, a wholly owned subsidiary of Pure Cycle (together with Pure Cycle, the “Company”), have signed a purchase and sale agreement with Arkansas River Farms, LLC (“Arkansas River Farms”), a newly formed affiliate of C&A Companies, Inc. and Resource Land Holdings, L.L.C., providing for the sale by the Company of approximately 14,641 acres of real property located in Bent, Otero and Prowers Counties, Colorado, 25% of the Company’s mineral rights in the property, and certain water rights, including 18,448.44 shares of stock in Fort Lyon Canal Company (collectively, the “Arkansas River Assets”), to Arkansas River Farms for approximately $53.0 million in cash, subject to such amendments thereto as the board of directors may approve.

You are being asked to vote on the proposed transaction at a special meeting of Pure Cycle shareholders to be held on May 15, 2015, at 10:00 a.m. Mountain Time at the offices of Davis Graham & Stubbs LLP, 1550 Seventeenth Street, Suite 500, Denver, Colorado 80202.  This letter and the attached notice of special meeting and proxy statement describes the proposed sale in greater detail.  You are urged to read these documents carefully and in their entirety.

The board of directors of Pure Cycle has determined that the proposed transaction is in the best interest of the Company and its shareholders and unanimously recommends that you vote “FOR” the sale of the Arkansas River Assets.

Your vote is important.  If a shareholder fails to vote its shares of common stock, it will have the same effect as a vote against this proposal.

Therefore, whether you own relatively few or a large number of shares of our stock, it is important that your shares be represented and voted at the special meeting.  If you are not attending the special meeting in person, you are urged to vote via the Internet, by telephone, or by signing, dating and returning the enclosed proxy card in the enclosed postage-paid envelope.  Your cooperation is appreciated since a majority of the votes entitled to be cast must be represented, either in person or by proxy, to constitute a quorum for the transaction of business at the special meeting and approve the proposal.

On behalf of the board of directors and management, we thank you for your continued support.

Sincerely,

PURE CYCLE CORPORATION

/s/ Mark W. Harding
Mark W. Harding, President

PURE CYCLE CORPORATION
34501 East Quincy Avenue
Building 34, Box 10
Watkins, Colorado 80137
(303) 292-3456

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
To be held on May 15, 2015

TO THE SHAREHOLDERS OF PURE CYCLE CORPORATION:

We will hold a special meeting of the shareholders of Pure Cycle Corporation, a Colorado corporation (“Pure Cycle”).  The meeting will be held on May 15, 2015 at 10:00 a.m. Mountain Time at the offices of Davis Graham & Stubbs LLP, 1550 Seventeenth Street, Suite 500, Denver, Colorado 80202.  The purposes of the meeting are to:

1.
Approve the sale of approximately 14,641 acres of real property located in Bent, Otero and Prowers Counties, Colorado, together with certain rights, easements, and benefits appurtenant to the land (including 25% of the mineral rights), 45 shares of stock in Lower Arkansas Water Management Association, all water taps and rights to acquire water taps associated with the land and the wells located on the land and certain water rights, including 18,448.44 shares of stock in Fort Lyon Canal Company (collectively the “Arkansas River Assets”), for approximately $53.0 million in cash, pursuant to the purchase and sale agreement dated March 11, 2015, among Pure Cycle, PCY Holdings, LLC, a Colorado limited liability company wholly owned by Pure Cycle, and Arkansas River Farms, LLC, a newly formed Colorado limited liability company affiliated with C&A Companies, Inc., a Colorado corporation, and Resource Land Holdings, L.L.C., a Colorado limited liability company, subject to such amendments to the purchase and sale agreement as may be approved by the board of directors.

2.	Approve the adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to adopt proposal 1.

3.	Transact such other business as may properly come before the special meeting or any adjournments or postponements of the special meeting.

Only shareholders of record of as of 5:00 p.m. Mountain Time on March 13, 2015, the record date for the special meeting, will be entitled to notice of and to vote at the special meeting or any adjournments or postponements of the special meeting.

Pure Cycle’s board of directors unanimously recommends that you vote “FOR” each of proposal 1 and proposal 2.

Your vote is very important.  Whether or not you expect to attend the special meeting in person, we urge you to submit a proxy as promptly as possible by (1) accessing the Internet website specified on your proxy card, (2) calling the toll-free number specified on your proxy card or (3) marking, signing, dating and returning the enclosed proxy card in the postage-paid envelope provided, so that your shares may be represented and voted at the special meeting.  If your shares are held in the name of a nominee or intermediary, please follow the instructions on the voting instruction card furnished by the record holder.

BY ORDER OF THE BOARD OF DIRECTORS

/s/ Scott E. Lehman
Scott E. Lehman, Secretary

TABLE OF CONTENTS

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS	1

ABOUT THE SPECIAL MEETING	1

SUMMARY	2

QUESTIONS AND ANSWERS ABOUT VOTING PROCEDURES AND THE SPECIAL MEETING	4

VOTING SECURITIES AND PRINCIPAL HOLDERS THEREOF	7
Summary	7
Voting Agreements	8

PROPOSAL 1 APPROVAL OF THE SALE OF THE ARKANSAS RIVER ASSETS PURSUANT TO THE PURCHASE AND SALE AGREEMENT	9
Information About the Arkansas River Assets	9
Sale of the Arkansas River Assets	10
The Purchase and Sale Agreement	13

PROPOSAL 2 APPROVAL OF THE ADJOURNMENT OF THE SPECIAL MEETING, IF NECESSARY OR APPROPRIATE, TO SOLICIT ADDITIONAL PROXIES	18

ACTION TO BE TAKEN UNDER THE PROXY	18

OTHER INFORMATION	19
Future Shareholder Proposals	19
Delivery of Materials to Shareholders with Shared Addresses	19
Where You Can Find Additional Information	19

ANNEX A: Purchase and Sale Agreement

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This proxy statement contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.  Forward-looking statements are all statements, other than statements of historical facts, included in this proxy statement that address activities, events or developments that we expect or anticipate will or may occur in the future, such as statements about the timing and consummation of the sale of the Arkansas River Assets, plans to terminate the purchase and sale agreement if shareholder approval is not obtained, strategies for Pure Cycle after the sale of the Arkansas River Assets, and water project investment opportunities.  The words “anticipate,” “likely,” “may,” “should,” “could,” “will,” “believe,” “estimate,” “expect,” “plan,” “intend” and similar expressions are intended to identify forward-looking statements.  Investors are cautioned that forward-looking statements are inherently uncertain and involve risks and uncertainties that could cause actual results to differ materially.  Factors that could cause actual results to differ from projected results include, without limitation:  the possibility that we may be unable to obtain shareholder approval or the parties to the Purchase and Sale Agreement may be unable to satisfy the other conditions to closing the proposed transaction; the proposed transaction may involve unexpected costs; the risk factors discussed in Part I, Item 1A of our most recent Annual Report on Form 10-K; and those factors discussed from time to time in our press releases, public statement and documents filed or furnished with the U.S. Securities and Exchange Commission.  Except as required by law, we disclaim any obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

PURE CYCLE CORPORATION
34501 East Quincy Avenue
Building 34, Box 10
Watkins, Colorado 80137
(303) 292-3456

PROXY STATEMENT FOR THE
SPECIAL MEETING OF SHAREHOLDERS
To be held on May 15, 2015

ABOUT THE SPECIAL MEETING

This proxy statement is being made available to shareholders in connection with the solicitation of proxies by the board of directors of Pure Cycle Corporation (“Pure Cycle”) for use at the special meeting of shareholders of Pure Cycle to be held at the offices of Davis Graham & Stubbs LLP, 1550 Seventeenth Street, Suite 500, Denver, Colorado 80202, on May 15, 2015, at 10:00 a.m. Mountain Time or at any adjournment or postponement thereof.  This proxy statement will be made available to shareholders on or about April [ ] 2015.  The cost of soliciting proxies is being paid by Pure Cycle.  Pure Cycle’s officers, directors, and other regular employees may, without additional compensation, solicit proxies personally or by other appropriate means.

Pure Cycle and PCY Holdings, LLC, a wholly owned subsidiary of Pure Cycle (together with Pure Cycle, the “Company”), have signed a purchase and sale agreement with Arkansas River Farms, LLC (“Arkansas River Farms”), a newly formed affiliate of C&A Companies, Inc. and Resource Land Holdings, L.L.C., providing for the sale by the Company of approximately 14,641 acres of real property located in Bent, Otero and Prowers Counties, Colorado, together with certain rights, easements, and benefits appurtenant to the land, including all improvements, all sand and gravel, 25% of the Company’s mineral rights, and certain water rights, including 18,448.44 shares of stock in Fort Lyon Canal Company, 45 shares of stock in Lower Arkansas Water Management Association, all water taps and rights to acquire water taps associated with the land and the wells located on the land (collectively, the “Arkansas River Assets”), to Arkansas River Farms for approximately $53.0 million in cash, subject to such amendments to the purchase and sale agreement as may be approved by the board of directors.

The Arkansas River Assets generated $1,068,000 and $1,241,900 or approximately 35% and 67% of Pure Cycle’s total revenues for the fiscal years ended August 31, 2014 and 2013, respectively.  The sale represents 49% of Pure Cycle’s market value, based on a closing share price of $4.46 on March 11, 2015.  The assets being sold have a book value of approximately $69 million, or 64% of Pure Cycle’s total assets as of November 30, 2014.  Because of the significance of the proposed transaction, Pure Cycle’s board of directors determined to seek shareholder approval of the transaction, and the purchase and sale agreement requires Pure Cycle to hold a special meeting to consider the agreement and the proposed transaction no later than 75 days after the date of the agreement.  If Pure Cycle does not obtain shareholder approval, it may terminate the purchase and sale agreement, subject to paying a termination fee of $1,000,000.

As used in this proxy statement, the terms “Company,” “we,” “our,” and “us” refer to Pure Cycle and its subsidiaries.

SUMMARY

The following is a summary that highlights information contained in this proxy statement.  This summary may not contain all of the information that may be important to you.  For a more complete description of the purchase and sale agreement and the sale of the Arkansas River Assets, we encourage you to read carefully this entire proxy statement, including the attached annex.

The Parties to the Purchase and Sale Agreement
Pure Cycle Corporation, a Colorado corporation;
PCY Holdings LLC, a Colorado limited liability company wholly owned by Pure Cycle; and
Arkansas River Farms, LLC, a newly formed Colorado limited liability company affiliated with C&A Companies, Inc., a Colorado corporation, and Resource Land Holdings, L.L.C., a Colorado limited liability company.

Principal Executive Office	34501 East Quincy Avenue Building 34, Box 10 Watkins, Colorado 80137 (303) 292-3456

Description of Arkansas River Assets
Our Arkansas River Assets consist of approximately 14,641 acres of real property located in Bent, Otero and Prowers Counties, Colorado, together with certain rights, easements, and benefits appurtenant to the land, including all improvements, all sand and gravel, 25% of our mineral rights, and certain water rights, including 18,448.44 shares of stock in Fort Lyon Canal Company, 45 shares of stock in Lower Arkansas Water Management Association, all water taps and rights to acquire water taps associated with the land and the wells located on the land.

Reasons for the Sale of the Arkansas River Assets
The sale price of the Arkansas River Assets represents an attractive value for the Company and its shareholders, and the net sale proceeds will enable us to pay off all of our debt (approximately $6 million), fund our $6 million in commitments to the Water Infrastructure Supply Efficiency (“WISE”) project over the next six years and provide us with funds for working capital and general corporate purposes.  The board of directors will consider additional investments in water, wastewater, infrastructure, and its Sky Ranch project.

Proposal to be Considered at the Special Meeting
To approve the sale of the Arkansas River Assets pursuant to the purchase and sale agreement to Arkansas River Farms for approximately $53.0 million in cash, subject to such amendments to the purchase and sale agreement as the board of directors may approve.

Recommendation of the Board	FOR the proposal regarding the sale of the Arkansas River Assets to be considered at the special meeting.

Regulatory Approvals	None.

Dissenters’ or Appraisal Rights	None.

Conditions to Completion of the Sale of the Arkansas River Assets	Completion of the due diligence of the Arkansas River Assets to the satisfaction of Arkansas River Farms;

Shareholder approval of purchase and sale agreement;

Delivery by Arkansas River Farms of (i) the balance of the purchase price, as adjusted pursuant to the purchase and sale agreement and credited for the $1 million earnest money deposit; and (ii) such other documents as may be reasonably be required to complete the transactions contemplated by the purchase and sale agreement;

all representations and warranties of the Company being true and correct as of the closing;

Delivery by the Company of documents typical of a transaction of this nature including (i) deeds with respect to the real property and certain water rights; (ii) original certificates representing certain water rights; and (iii) an assignment of all leases; and

Upon written request from Arkansas River Farms, the termination by the Company of any leases that are terminable by it without penalty as landlord under such leases.

Rights to terminate the Purchase and Sale Agreement	By the Company:

• if Arkansas River Farms fails to perform any of its material obligations under the purchase and sale agreement and fails to cure within five business days of notice of such default;

• if we do not obtain shareholder approval of the purchase and sale agreement, in which case we will be required to pay Arkansas River Farms a termination fee of $1 million; or

• if the board of directors receives a superior proposal to acquire the Arkansas River Assets and determines to accept the proposal; however, Arkansas River Farms will have the right to negotiate with the Company for a five business day period following notice from the Company to Arkansas River Farms of such superior proposal prior to the Company’s acceptance of such superior proposal.  If the board of directors terminates the purchase and sale agreement pursuant to a superior proposal, the earnest money deposit shall be returned, and we shall pay a termination fee of $2.5 million to Arkansas River Farms.

By Arkansas River Farms:

• if we fail to respond to objections by Arkansas River Farms to the commitment for an owner’s extended policy of title insurance and the survey within five business days of such objections;

• if it is not satisfied with the Arkansas River Assets following the due diligence period;

• if we fail to perform any of our material obligations under the purchase and sale agreement and fails to cure within five business days of notice of such default;

• if any portion of the Arkansas River Assets is condemned, access to the properties is taken or proceedings or negotiations therefor are commenced prior to closing; or

• if any material damage (i.e., in excess of 2% of the purchase price) occurs to the Arkansas River Assets between signing and closing.

Voting Agreements
Arkansas River Farms has entered into separate voting agreements with the holders of 6,818,494 shares, or 28.37%, of the outstanding common stock of Pure Cycle, pursuant to which certain directors and a significant shareholder have agreed to vote in favor of the sale of the Arkansas River Assets.

Interests of Executive Officers and Directors of Pure Cycle in the Sale of the Arkansas River Assets	None

QUESTIONS AND ANSWERS ABOUT VOTING PROCEDURES
AND THE SPECIAL MEETING

 What is the purpose of the special meeting?

At the special meeting, shareholders are asked to act upon the matters outlined above in the Notice of Special Meeting of Shareholders and as described in this proxy statement.  The matters to be considered are (i) the approval of the sale of our Arkansas River Assets pursuant to the purchase and sale agreement for $53.0 million in cash, subject to such amendments to the purchase and sale agreement as may be approved by the board of directors, (ii) the approval of the adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes to adopt proposal 1 and (iii) such other matters as may properly come before the special meeting.  Management will be available to respond to appropriate questions.

 What are the principal conditions of the proposed sale of the Arkansas River Properties?

Arkansas River Farms’ obligation to purchase the Arkansas River Assets is subject to its right to complete to its satisfaction a title review and other due diligence of the Arkansas River Assets.  If Arkansas River Farms is not satisfied with the Arkansas River Assets, in its sole discretion, it may terminate the purchase and sale agreement at any time prior to the end of the due diligence period.  Additionally, if shareholder approval of the sale is not obtained, the purchase and sale agreement may be terminated by the Company, and the Company would be required to pay a $1 million termination fee.  For a description of the other terms and conditions of the purchase and sale agreement, please see Proposal 1 – The Purchase and Sale Agreement beginning on page 13 of this proxy statement.  A copy of the purchase and sale agreement is attached to this proxy statement as Annex A.

 Who is entitled to vote and how many votes do I have?

If you were a shareholder of record as of 5:00 p.m. Mountain Time on March 13, 2015, the record date for the special meeting, you will be entitled to vote at the special meeting or any adjournments or postponements thereof.  On the record date, there were 24,037,598 shares of Pure Cycle’s 1/3 of $0.01 par value common stock (“common stock”) issued and outstanding.  Each outstanding share of Pure Cycle common stock will be entitled to one vote on each matter acted upon.  There is no cumulative voting.

 How do I vote?

If your shares are held in an account at a bank, brokerage firm, or other nominee in “street name,” you need to submit voting instructions to your bank, brokerage firm, or other nominee in order to cast your vote.  If you wish to vote in person at the special meeting, you must obtain a valid proxy from the nominee that holds your shares.  If you are the shareholder of record, you may vote your shares by completing, signing and dating the enclosed proxy card and then mailing it to our transfer agent, Broadridge Corporate Issuer Solutions, in the pre-addressed envelope provided.  You may also vote your shares by phone or online by following the instructions on the proxy card or by attending the special meeting in person.

 Can I change or revoke my vote?

A proxy may be revoked by a shareholder any time before it is voted at the special meeting by submission of another proxy bearing a later date, by attending the special meeting and voting in person, or if you are a shareholder of record, by written notice of revocation to the Secretary of Pure Cycle delivered before the date of the special meeting.

 Is my vote confidential?

Proxy instructions, ballots and voting tabulations that identify individual shareholders are handled in a manner that protects your voting privacy.  Your vote will not be disclosed within Pure Cycle or to third parties, except: (1) as necessary to meet applicable legal requirements, (2) to allow for the tabulation of votes and certification of the vote, and (3) to facilitate a successful proxy solicitation.  Occasionally, shareholders provide written comments on their proxy cards, which are forwarded to management of Pure Cycle.

 Will my shares held in street name be voted if I do not provide my proxy?

If you hold your shares through a bank, broker, or other nominee, your shares must be voted by the nominee.  If you do not provide voting instructions, under the rules of the securities exchanges, the nominee’s discretionary authority to vote your shares is limited to “routine” matters.  Proposals 1 and 2 are not considered routine matters for this purpose, so if you do not provide your proxy, your shares will not be voted at the special meeting with respect to these proposals.  In this case your shares will be treated as “broker non-votes.”

A “broker non-vote” occurs when a nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power with respect to that item and has not received voting instructions from the beneficial owner.

What is a quorum?

The presence, in person or by proxy, of the holders of a majority of the outstanding shares of common stock entitled to vote constitutes a quorum at the special meeting.  Abstentions are counted for the purposes of determining whether a quorum is present at the special meeting.  Broker non-votes will not count as present unless the nominee has been given power to vote on at least one of the proposals presented at the meeting.  Shares of the common stock held by the shareholders who are not present in person or by proxy will not be counted towards a quorum.

 How many votes are required to approve the proposal?

•
Sale of Arkansas River Assets – Approval of proposal 1 requires the affirmative vote of the majority of the shares of common stock issued and outstanding and entitled to vote at the special meeting.  With respect to proposal 1, you may vote “FOR,” “AGAINST,” or you may “ABSTAIN.”  If you hold your shares through a nominee such as a broker or bank (i.e., in street name), you must provide your broker with instructions on how to vote the street name shares.  Under the rules of The NASDAQ Stock Market LLC (the “NASDAQ”), if your broker holds your shares in its name, your broker may not vote your shares on the proposal regarding sale of the Arkansas River Assets absent instruction from you.  Consequently, without your voting instruction on this proposal, a broker non-vote will occur.  An abstention, a failure to vote, and a failure to instruct your broker how to vote shares held for you in your broker’s name will each have the same effect as a vote “AGAINST” the proposal regarding sale of the Arkansas River Assets.

•
Adjournment of the special meeting to solicit additional proxies and other matters – The number of votes cast in favor of the proposal at the special meeting must exceed the number of votes cast against the proposal for the approval of proposal 2 and other matters. For proposal 2 and any other business matters to be voted on, you may vote “FOR,” “AGAINST,” or you may “ABSTAIN.” Abstentions and broker non-votes will not be counted as votes for or against a proposal and, therefore, have no effect on the vote.

If no specification is made, then the shares will be voted “FOR” proposal 1 regarding sale of the Arkansas River Assets, “FOR” proposal 2, and otherwise, in accordance with the recommendation of the board of directors.

 Can the purchase and sale agreement be amended?

Even if the purchase and sale agreement is approved by the shareholders, the board of directors may approve entering into amendments to the purchase and sale agreement if it concludes that to do so would be in the best interest of the Company and the shareholders.  Arkansas River Farms has the ability to terminate the agreement if it is not satisfied in its sole discretion with the results of its due diligence on the Arkansas River Assets.  Under such circumstances, solely as an example, the board could determine that authorizing an amendment to the purchase and sale agreement to remove certain assets found unsatisfactory by the buyer or to adjust the purchase price would be preferable for the Company and its shareholders rather than having Arkansas River Farms exercise its termination rights.

Does Pure Cycle expect there to be any additional matters presented at the special meeting?

Other than the items of business described in this proxy statement, Pure Cycle is not aware of any other business to be acted upon at the special meeting.  If you grant a proxy, the persons named as proxy holders, Mark W. Harding and Harrison H. Augur, have the discretion to vote your shares on any additional matter properly presented for a vote at the special meeting.

 When will the results of the voting being announced?

Pure Cycle will announce preliminary results at the special meeting and will publish final results in a current report on Form 8-K to be filed within four business days of the date of the special meeting.

 What will happen if shareholders do not approve the proposal regarding the sale of the Arkansas River Assets?

If the proposal is not approved by the shareholders, we may terminate the purchase and sale agreement; however, we will be required pay a termination fee of $1 million if shareholder approval is not obtained.  The board of directors currently expects to terminate the purchase and sale agreement if shareholder approval is not obtained.

 How will Pure Cycle’s board members and significant shareholder vote the shares owned by them?

Pursuant to the purchase and sale agreement, certain shareholders who are directors of Pure Cycle and shareholders over whose shares the directors have voting control (collectively owning approximately 6,818,494 shares, or 28.37%, of common stock as of the record date of the special meeting) have entered into voting agreements whereby they have agreed to vote in favor of the sale of the Arkansas River Assets pursuant to the purchase and sale agreement at the special meeting, unless the purchase and sale agreement is terminated in accordance with its terms prior to the date of the meeting.

 Who can help answer my questions?

If you have any questions about how to submit your proxy, or if you need additional copies of this proxy statement or the enclosed proxy card, or if you have any questions about the proposal regarding the sale of the Arkansas River Assets, you should contact the following:

Mark Harding
President
Pure Cycle Corporation
34501 East Quincy Avenue
Building 34, Box 10
Watkins, Colorado 80137
Telephone: (303) 292-3456

VOTING SECURITIES AND PRINCIPAL HOLDERS THEREOF

 Summary

The following table sets forth information as of March 13, 2015, as to the beneficial ownership of shares of Pure Cycle common stock by (i) each person (or group of affiliated persons) known to Pure Cycle to own beneficially 5% or more of the common stock, (ii) each director of Pure Cycle, (iii) each executive officer and (iv) all directors and executive officers as a group.  All information is based on information filed by such persons with the Securities and Exchange Commission (the “SEC”) and other information provided by such persons to Pure Cycle.  Except as otherwise indicated, Pure Cycle believes that each of the beneficial owners listed has sole investment and voting power with respect to such shares.  On March 13, 2015, there were 24,037,598 shares outstanding of Pure Cycle common stock.  Shares not outstanding but deemed beneficially owned by virtue of the right of a person to acquire shares within 60 days of March 13, 2015, are included as outstanding and beneficially owned for that person, but are not treated as outstanding for the purpose of computing the percentage ownership of any other person.

Name and address of beneficial owner	Amount and nature of beneficial ownership		Percent of class
Mark W. Harding **	760,576	1	3.16%
Harrison H. Augur **	141,281	2	*
Arthur G. Epker III - One International Place, Suite 2401, Boston, MA 02110	30,500	3	*
Richard L. Guido **	33,000	4	*
Peter C. Howell **	36,000	5	*
All officers and directors as a group (5 persons)	1,001,357	6	4.19%
PAR Capital Management, Inc. / PAR Investment Partners, L.P. / PAR Group, L.P. One International Place, Suite 2401, Boston, MA 02110	5,982,970	7	24.89%
Trigran Investments, Inc. 630 Dundee Road, Suite 230, Northbrook, IL 60062	2,324,485	8	9.67%
_________________________

* Less than 1%

** Address is Pure Cycle’s address: 34501 East Quincy Avenue, Building 34, Box 10, Watkins, Colorado 80137

1.
Includes 33,333 shares purchasable by Mr. Harding under options exercisable within 60 days.  Includes 210,000 shares of common stock held by SMA Investments, LLLP, a limited liability limited partnership controlled by Mr. Harding.

2.
Includes 33,000 shares purchasable by Mr. Augur under options exercisable within 60 days.  Includes 10,000 shares of common stock held by Patience Partners, LLC, a limited liability company in which a foundation controlled by Mr. Augur is a 60% member and Mr. Augur is a 20% managing member.  Includes 46,111 shares of common stock held in a margin account owned by Auginco, a Colorado partnership, which is owned 50% by Mr. Augur and 50% by his wife.

3.
Includes 30,500 shares purchasable by Mr. Epker under options exercisable within 60 days.  Excludes all shares of common stock held directly by PAR Investment Partners, L.P. (PIP).  PAR Capital Management, Inc. (PCM), as the general partner of PAR Group, L.P. (PGL), which is the general partner of PIP, has investment discretion and voting control over shares held by PIP.  No shareholder, director, officer or employee of PCM has beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of any shares held by PIP.  Mr. Epker is an officer of PCM and has been a director of Pure Cycle since 2007.  In his capacity as an officer of PCM, Mr. Epker has sole voting and dispositive power with respect to the shares of common stock held by PIP; however, Mr. Epker disclaims beneficial ownership of the shares held by PIP.

4.	Includes 33,000 shares purchasable by Mr. Guido under options exercisable within 60 days.

5.	Includes 35,500 shares purchasable by Mr. Howell under options exercisable within 60 days.

6.	Includes the following shares:

a.	210,000 shares held by SMA Investments, LLLP as described in footnote 1 above,

b.	165,333 shares purchasable by directors and officers under options exercisable within 60 days, and

c.	10,000 shares of common stock held by Patience Partners, LLC, and 46,111 shares of common stock held by Auginco, as described in footnote 2 above.

7.
PIP owns directly 5,982,970 shares.  PGL, through its control of PIP as general partner, has sole voting and dispositive power with respect to all 5,982,970 shares owned beneficially by PIP.  PCM, through its control of PGL as general partner, has sole voting and dispositive power with respect to all 5,982,970 shares owned beneficially by PIP.  Excludes 30,500 shares purchasable by Mr. Epker under options exercisable within 60 days.  PIP, PGL and PCM disclaim beneficial ownership of such option shares.

8.
This disclosure is based on a Schedule 13G/A filed by Trigran Investments, Inc. (“TII”), Douglas Granat, Lawrence A. Oberman, Steven G. Simon and Bradley F. Simon on February 13, 2015.  By reason of their role as controlling shareholders and/or sole directors of TII, each of Douglas Granat, Lawrence A. Oberman, Steven G. Simon and Bradley F. Simon may be considered the beneficial owners of shares beneficially owned by TII.

 Voting Agreements

In conjunction with the purchase and sale agreement, Arkansas River Farms has entered into separate voting agreements with each of the following shareholders:

Shares subject to
Shareholder	Voting Agreements
Mark W. Harding	727,243
Harrison H. Augur	108,281
PAR Capital Management, Inc.	5,982,970
Total Shares	6,818,494 (28.37%)

With respect to Messrs. Harding and Augur, the shares subject to their voting agreements include the shares owned by related entities described in footnotes 1 and 2 above, respectively.  Each voting agreement expires on the earlier of (i) the first calendar day following receipt of shareholder approval of the sale of the Arkansas River Assets and (ii) the date on which the purchase and sale agreement is terminated.  Pursuant to the terms of these voting agreements, each of these shareholders has agreed to vote as follows:

•	in favor of approval of the sale of the Arkansas River Assets;

•
against any proposal or transaction made in opposition to, or in competition with or inconsistent with the sale, including a superior proposal (unless the purchase and sale agreement has been terminated pursuant to its terms prior to the vote);

•
against any other action, agreement or transaction that is intended to or the effect of which would result in materially impeding, interfering with, delaying, postponing, discouraging or adversely affecting the sale of the Arkansas River Assets or any other matters contemplated by the purchase and sale agreement, the voting agreement or the performance by the shareholder of its obligations under the voting agreement;

•
against any action, proposal, transaction or agreement that would result in a breach in any respect of any covenant, representation or warranty or any other obligation or agreement of the Company contained in the purchase agreement, or of the shareholder contained in the voting agreement; and

•	in favor of any other matter necessary or desirable to the consummation of the sale of the Arkansas River Assets or any other matters contemplated by the purchase and sale agreement.

As a result of these voting agreements Arkansas River Farms and these shareholders may be deemed to be a group for purposes of Section 13 of the Securities and Exchange Act of 1934, as amended, with each of the shareholders and Arkansas River Farms being deemed to have beneficial ownership of all of the shares owned by the group.  Each of the parties to the voting agreements disclaims beneficial ownership of the shares not directly owned by such shareholder.

PROPOSAL 1
APPROVAL OF THE SALE OF THE ARKANSAS RIVER ASSETS
PURSUANT TO THE PURCHASE AND SALE AGREEMENT

The Company has signed a purchase and sale agreement with Arkansas River Farms providing for the sale of its Arkansas River Assets.  The Arkansas River Assets generated $1,068,000 and $1,241,900 or approximately 35% and 67% of Pure Cycle’s total revenues for the fiscal years ended August 31, 2014 and 2013 respectively.  The sale represents 49% of Pure Cycle’s market value, based on a closing share price of $4.46 on March 11, 2015.  The assets being sold have a book value of approximately $69 million, or 64% of Pure Cycle’s total assets as of November 30, 2014.  Because of the significance of the proposed transaction, the board of directors determined to seek shareholder approval of the transaction, and the purchase and sale agreement requires us to hold a special meeting to consider the agreement and the proposed transaction no later than 75 days after the date of the agreement.  If we do not obtain shareholder approval, we may terminate the purchase and sale agreement, subject to paying a termination fee of $1,000,000.  We currently plan to terminate the purchase and sale agreement unless shareholders representing a majority of the issued and outstanding shares of Pure Cycle common stock approve the sale of the Arkansas River Assets pursuant to the purchase and sale agreement.  We are therefore seeking the approval from our shareholders of the sale of Arkansas River Assets.

The immediately following sections of this proxy statement describe the Arkansas River Assets, the material aspects of the sale of the Arkansas River Assets and the purchase and sale agreement.  You should read carefully this entire document and the other documents to which we refer, including the purchase and sale agreement attached as Annex A, for a more complete understanding of the proposed transaction.

 Information About the Arkansas River Assets

 Arkansas River Water

The Arkansas River Assets include senior water rights in the Arkansas River and its tributaries in southeastern Colorado.  Our water rights are represented by 18,448.44 shares of the Fort Lyon Canal Company (the “FLCC”), which is a non-profit mutual ditch company established in the late 1880s that operates and maintains the 110-mile Fort Lyon Canal between La Junta, Colorado and Lamar, Colorado.  We acquired our Arkansas River Assets from High Plains A&M, LLC (“HP A&M”), pursuant to an Asset Purchase Agreement dated May 10, 2006.

In order to utilize the Arkansas River water in the Front Range (generally the area extending from Fort Collins on the north to Colorado Springs on the south), which is where our service areas are located, we would be required to convert this water to municipal and industrial uses.  Change of water use must be done through the Colorado water court and several conditions must be present prior to the water court granting an application for transfer of a water right.  A transfer case would be expected to include the following provisions:

•	a provision of anti-speculation in which the applicant must have contractual obligations to provide water service to customers prior to the water court ruling on the transfer of a water right;

•
the applicant can only transfer the “consumptive use” portion of its water rights (Pure Cycle expects to face opposition to any consumptive use calculation of the historic agricultural uses of its water);

•	applicants would be required to mitigate the loss of tax base in the basin of origin;

•	applicants would have re-vegetation requirements to restore irrigated soils to non-irrigated; and

•	applicants would be required to meet water quality measures which would be included in the cost of transferring the water rights.

 Arkansas River Land

The Arkansas River Assets also include approximately 14,641 acres of real property which is being used for agricultural purposes and was acquired from HP A&M in 2006 in connection with the water acquisition described above.  Of the acreage we own, approximately 78% is irrigated.  In addition, we acquired any mineral rights owned by HP A&M on the land.  The extent of such mineral rights, if any, has not been determined.  The land is located in the counties of Bent, Otero and Prowers in southern Colorado.  We also own certain contract rights, tangible personal property and other water interests related to the Arkansas River water and land.

The land we own is divided into separate properties, each of which is being leased to area farmers.  Most of the operating leases expire on December 31, 2015, or allow the Company to terminate the leases annually.

 Sale of the Arkansas River Assets

This discussion of the sale of the Arkansas River Assets is qualified in its entirety by reference to the purchase and sale agreement, which is attached to this proxy statement as Annex A.  Shareholders are encouraged to read the purchase and sale agreement carefully and in its entirety, as it is the definitive legal document that governs the sale of the Arkansas River Assets.

 Background of the Sale of the Arkansas River Assets

Our board of directors continuously reviews our strategic goals and alternatives, performance and prospects as part of its ongoing evaluation of its business in an effort to enhance shareholder value.  From time to time, this review has included consideration of a wide range of possible strategic transactions.  The summary below provides the background of the proposed sale of the Arkansas River Assets.

The buyer, Arkansas River Farms, is an affiliate of C&A Companies, Inc. (“C&A”), and Resource Land Holdings LLC (“RLH”).  C&A is a Colorado-based real estate investment and operations company with interests ranging from residential to multifamily and commercial real estate investments.  The firm has invested in agricultural projects in the Arkansas River Valley for 15 years and most recently completed a forage assemblage of over 10,000 irrigated acres in a joint venture with Syracuse Dairy.  RLH is a real estate private equity firm based in Denver, Colorado with a focus on natural resource real estate including agricultural, timber and mining properties throughout the U.S. and Canada.  Resource Land Holdings has organized private equity funds with in excess of $550 million of committed equity and purchased assets across 25 U.S. states and Canada.

Management of the Company and principals of Arkansas River Farms have been engaged in discussions regarding farm operations in southeast Colorado for a number of years.   Management and the principals have met on several occasions to discuss farm improvements, operations, water rights, water transfers, and other business concerns.  Subsequent to the settlement of the HP A&M litigation in January of this year, the parties met to discuss opportunities relating to corporate farming, irrigation improvements and other areas of interest.  Through the course of these discussions, the parties began exploring interest for a sale of the assets.  Concurrent with discussions with C&A and RLH, management also initiated discussions with a number of other large agricultural enterprises to inquire about interest and pricing to determine comparative values for the assets to inform its discussions with the principals of the buyer.  After consulting with the board of directors of the Company, comparing the potential opportunities with other interested parties, management entered into contract negotiations with C&A and RLH which ultimately resulted in the proposed transaction.

 Uses of the Proceeds from the Sale of the Arkansas River Assets

Approximately $6 million of the proceeds from the sale of the Arkansas River Assets will be used to repay all Company debt.  Another $6 million will be used over the following six years to fund our investment in WISE.  The remainder of the proceeds will be used for working capital and general corporate purposes.  The board of directors will consider additional investments in water, wastewater, infrastructure and its Sky Ranch project.  The board of directors continues to look at opportunities to invest assets consistent with the Company’s strategy.

 Recommendation of the Pure Cycle Board and Reasons for the Sale of the Arkansas River Assets

After due consideration and consultation with its legal advisors, the board of directors has unanimously:

•
determined that the sale of the Arkansas River Assets and other transactions contemplated by the purchase and sale agreement are in the best interests of Pure Cycle and its shareholders from a financial and procedural point of view;

•	approved the purchase and sale agreement; and

•	recommended that Pure Cycle’s shareholders vote in favor of the sale of the Arkansas River Assets pursuant to the purchase and sale agreement.

In reaching the determinations set forth above, the board of directors considered a variety of business, financial and market factors based upon, among other items, (i) the board’s familiarity with the business and operations of Pure Cycle and the industry in which it operates, (ii) management reports and presentations regarding our properties and assets, financial condition, competitive position, business strategy and prospects, (iii) economic and market conditions as they relate to the water industry, both on a historical and on a prospective basis, and (iv) a careful review of the terms and conditions of the transaction contemplated by the purchase and sale agreement. In particular, the board considered the positive factors set forth below:

•
The change of use of the Arkansas River water to residential use and transport to the Front Range will require significant capital costs and human and other resources that we may not be able to finance or support.

•
The book value and market value of the Arkansas River Assets (based on various metrics and methodologies) were considered to determine whether the sale price pursuant to the purchase and sale agreement was attractive to us and our shareholders.

•
The net sale proceeds from the proposed transaction will allow us to eliminate our debt, fund our committed obligations to WISE, and leave us sufficient capital to provide us with the flexibility to pursue development at Sky Ranch and other strategic opportunities.

•
The financial and other terms and conditions of the purchase and sale agreement, which is the product of extensive deliberations and analysis, including among other things, consideration by the board of directors, the input of independent counsel and negotiations between the Company and Arkansas River Farms, including:

-
the fact that we are permitted to furnish information to and conduct negotiations with third parties regarding an alternative acquisition proposal of the Arkansas River Assets in certain circumstances;

-
the fact that we are permitted to terminate the purchase and sale agreement in order to accept a competing proposal to acquire the Arkansas River Assets by a third party that is a superior proposal upon the payment to Arkansas River Farms of the termination fee (see The Purchase and Sale Agreement – Non-solicitation below), subject to compliance with the purchase and sale agreement; and

-
the board’s belief, after consultation with its legal advisors, that either the $2.5 million or the $1 million termination fee (which represents approximately 4.7% and 1.9%, respectively, of the sale price of the Arkansas River Assets and approximately 2.3% and 0.9%, respectively, of the market capitalization of Pure Cycle) that may become payable (and the circumstances when such amounts are payable) in the event that the purchase and sale agreement is terminated under certain circumstances is reasonable in light of the facts and circumstances surrounding the sale of the Arkansas River Assets, the benefits of the proposed transaction and commercial practice.

•
We believe that we may be able utilize a portion of our net operating losses to offset the difference between the Company’s tax basis in the Arkansas River Assets and the sale price of the Arkansas River Assets.

The board of directors also considered potentially negative factors concerning the purchase and sale agreement, including the following:

•
The risk that entering into the purchase and sale agreement may result in a loss to shareholder equity based on the difference between the sale price of the Arkansas River Assets and the book value of the assets on the Company’s balance sheet.

•
The risk that entering into the purchase and sale agreement could result in a loss of interest by other parties to make a definitive proposal for the acquisition of the Arkansas River Assets, particularly in light of (i) the $1 million termination fee to be paid to Arkansas River Farms if we do not obtain shareholder approval in certain circumstances or (ii) the $2.5 million termination fee to be paid to Arkansas River Farms if the board of directors approves and recommends a superior acquisition proposal for the Arkansas River Assets from another entity in certain other circumstances.

•
The restrictions in the purchase and sale agreement on the operation of the Company’s business during the period between the signing of the purchase and sale agreement and the completion of the transactions contemplated by the purchase and sale agreement, which include causing its tenant farmers to maintain the properties in good condition and repair and not entering into any lease with respect to the properties without the prior consent of Arkansas River Farms, thereby potentially limiting the Company’s ability to pursue other business strategies for the Arkansas River Assets during this period, which might have resulted in greater returns than those expected from the purchase and sale agreement.

•
The possibility that the financial market’s perception of the proposed transaction could lead to a decrease in the trading price of Pure Cycle common stock, thereby potentially reducing the long-term equity value of the Company if the proposed transaction is not completed.

•
The significant cost involved in connection with negotiating and completing the purchase and sale agreement, and the substantial amount of management time and effort required to effect the transactions contemplated by the purchase and sale agreement, particularly since we have a small number of employees and management has many other responsibilities.

The board of directors also considered the likelihood of the existence of an alternative buyer willing to acquire the Arkansas River Assets for cash at a valuation superior to that proposed by Arkansas River Farms.  The board of directors ultimately concluded, in light of the various factors described above, including the inclusion of customary “fiduciary out” provisions, the reasonable termination fee and the Company’s ability to discuss and negotiate unsolicited offers from third parties, that the sale of the Arkansas River Assets was in the best interest of the shareholders notwithstanding the Company’s inability to actively solicit alternative buyers following execution of the purchase and sale agreement.

The foregoing discussion of the information and factors considered by the board of directors is not exhaustive, but includes material factors considered by the board.  In view of the wide variety of factors considered by the board of directors in connection with its evaluation of the purchase and sale agreement and the complexity of such matters, the board of directors did not consider it practical, nor did it attempt, to quantify, rank or otherwise assign relative weights to the specific factors that it considered in reaching a decision.  The Company’s board of directors discussed the factors described above, asked questions of management and the Company’s legal advisors and reached consensus that the purchase and sale agreement was in the best interests of Pure Cycle shareholders.  In considering the factors described above, individual members of the board of directors may have given different weight to different factors and may have applied different analyses to each of the material factors considered.

 No Dissenters’ or Appraisal Rights

Under Colorado law, Pure Cycle shareholders will not be entitled to dissenters’ or appraisal rights in connection with the transactions contemplated by the purchase and sale agreement.

 Interests of Pure Cycle Executive Officers and Directors in the Sale of the Arkansas River Assets

The officers and directors have no personal interest in the sale of the Arkansas River Assets other than to the extent they own shares of Pure Cycle.  Their interests as shareholders in the proposed transaction are no different than those of the other shareholders.

 The Purchase and Sale Agreement

This section of this proxy statement is a summary of the material provisions of the purchase and sale agreement, a copy of which is attached to this proxy statement as Annex A.  Because the description is a summary, it does not contain all of the information about the purchase and sale agreement that may be important to you.  You should refer to the full text of the purchase and sale agreement, which is hereby incorporated by reference into this proxy statement, for details of the sale of the Arkansas River Assets and the terms and conditions of the purchase and sale agreement.

 The Sale of the Arkansas River Assets

The Company and Arkansas River Farms entered into the purchase and sale agreement dated March 11, 2015.  The purchase and sale agreement provides that, upon the terms and conditions set forth purchase and sale agreement, the Company will sell approximately 14,641 acres of real property located in Bent, Otero and Prowers Counties, Colorado, together with certain rights, easements, and benefits appurtenant to the land, including all improvements, all sand and gravel, 25% of the Company’s mineral rights, and certain water rights, including 18,448.44 shares of stock in FLCC, 45 shares of stock in Lower Arkansas Water Management Association, all water taps and rights to acquire water taps associated with the land and the wells located on the land to Arkansas River Farms for approximately $53.0 million in cash, subject to such amendments to the purchase and sale agreement as may be approved by the board of directors.  The sale represents 49% of Pure Cycle’s market value, based on a closing share price of $4.46 on March 11, 2015.  The assets being sold have a book value of approximately $69 million, or 64% of Pure Cycle’s total assets as of November 30, 2014.

 Completion and Effectiveness of the Sale of the Arkansas River Assets

The parties will complete the transactions contemplated in the purchase and sale agreement when all of the conditions to completion of the transactions, as contained in the purchase and sale agreement, are satisfied or waived.  The parties anticipate closing the transactions 15 days after expiration of the 60-day due diligence period, subject to one 30-day extension, or at such other time as the parties mutually agree.

 Due Diligence Period

The due diligence period under the purchase and sale agreement commenced on March 19, 2015, the later of the date on which (i) the Company filed a Current Report on Form 8-K with the SEC disclosing the proposed transaction (filed on March 17, 2015) and (ii) Arkansas River Farms entered into voting agreements with holders of at least 27% of the issued and outstanding shares of Pure Cycle common stock agreeing to vote their shares in favor the sale of the Arkansas River Assets (executed on March 19, 2015).  Arkansas River Farms has 60 days from March 19, 2015, to complete a title review and other due diligence of the Arkansas River Assets, unless Arkansas River Farms uses an additional available period of 30 days to complete its due diligence investigation or seeks to obtain new surveys as described below.

Within one business day of execution of the purchase and sale agreement, the Company was required to and did provide Arkansas River Farms with copies of each existing survey covering any portion of the Arkansas River land.  If Arkansas River Farms seeks to obtain a new survey for any portion of the properties for which there is no existing survey, Arkansas River Farms shall have (i) up to 90 days after execution of the purchase and sale agreement to obtain any such new surveys and (ii) until the end of such 90-day period to deliver a title objection notice with respect to any land for which a new survey is required, after which the Company shall have five business days to respond any such objection notice.

Based on the due diligence review, if Arkansas River Farms is not satisfied with the Arkansas River Assets, then Arkansas River Farms may terminate the purchase and sale agreement on or before the end of the 60-day due diligence period, at which point the $1 million earnest money deposit shall be returned to Arkansas River Farms.  Upon expiration of the 60-day due diligence period, if Arkansas River Farms has not terminated the purchase and sale agreement, the Company will receive the earnest money deposit, which is non-refundable except in limited circumstances.

 Purchase Price Adjustment

As part of the sale of the Arkansas River Assets, the Company will convey 18,448.44 shares of stock in FLCC.  The parties ascribed excess water value to a certain number of FLCC shares (“Dry-Up Shares”) that have been historically used to irrigate the Arkansas River land.  As part of the due diligence process, Arkansas River Farms has the right to review all dry-up covenants related to the Dry-Up Shares.  To the extent that the dry-up covenants do not provide adequate enforceable dry up of the property on which the Dry-Up Shares have been historically used in Arkansas River Farm’s reasonable discretion, Arkansas River Farms may elect not to purchase such portion of the Dry-Up Shares.  In that case, the sale price will be reduced in an amount equal to $1,625.00 for each Dry-Up Share that Arkansas River Farms elects not to purchase.  Arkansas River Farms must provide written notice to the Company of which Dry-Up Shares it elects not to purchase at least 10 business days prior to closing.

 Earnest Money Deposit

Within three business days after signing the purchase and sale agreement, Arkansas River Farms made an earnest money deposit of $1 million with an escrow agent.  The earnest money deposit is refundable to Arkansas River Farms until completion of the 60-day due diligence period.  Upon expiration of the 60-day due diligence period, if Arkansas River Farms has not terminated the purchase and sale agreement, the deposit will no longer be refundable to Arkansas River Farms, unless the Company defaults under the purchase and sale agreement or terminates the agreement.

 Representations and Warranties

The purchase and sale agreement contains representations and warranties made by the Company regarding aspects of our business, assets, financial condition and structure, as well as other matters pertinent to the sale of the Arkansas River Assets.  These representations and warranties are made as of the date of the purchase and sale agreement and the closing date, are subject to knowledge and other similar qualifications in many respects and will survive for one year after closing.

The representations and warranties made by the Company relate to, among other things:

•	due organization and organizational power;

•	authorization of the execution and performance of the purchase and sale agreement;

•	absence of required consents from third parties, other than Pure Cycle shareholders, in connection with the execution and delivery of the purchase and sale agreement;

•	non-contravention of the purchase and sale agreement with any governing document, contractual commitment or applicable law;

•	absence of certain condemnation proceedings or administrative actions relating to the Arkansas River Assets;

•	absence of certain litigation with respect to any matter affecting the Arkansas River Assets;

•	accuracy and effectiveness of the leases, licenses or other occupancy agreements affecting the Arkansas River Assets and absence of any defaults under such agreements;

•	absence of leases other than as disclosed;

•	absence of any written noncompliance notice of the Arkansas River Assets with any applicable laws, statutes, ordinances, rules or regulations;

•
absence of hazardous materials, substances or waste that have been generated, manufactured, used, disposed of, or stored on or in connection with the Arkansas River Assets, subject to certain exceptions;

•	absence of “foreign person” status under the applicable Internal Revenue Service rules and regulations;

•	bankruptcy and insolvency; and

•	status of the water rights as appurtenant to the Arkansas River Assets and the historical use of such rights.

In addition, all parties to the purchase and sale agreement made representations and warranties regarding the absence of broker’s fees in connection with the proposed transaction.

The full text of the representations and warranties can be reviewed in Sections 9 and 12 of the purchase and sale agreement.

 Non-solicitation

The Company is not permitted to execute or negotiate agreements with or solicit inquiries for proposals from any party other than Arkansas River Farms with respect to the sale of the Arkansas River Assets.  The Company’s non-solicitation obligations are qualified by “fiduciary out” provisions which provide that the Company may take certain otherwise prohibited actions with respect to an unsolicited alternative proposal if the board of directors determines that the failure to take such action would be inconsistent with its fiduciary duties and certain other requirements are satisfied.  The Company may provide confidential information to and negotiate with any person who gives the Company an alternative proposal without the Company having violated the “no solicitation” provisions of the purchase and sale agreement.  If the board of directors determines that an unsolicited, bona fide proposal to acquire the Arkansas River Assets is more favorable, from a financial perspective, to the shareholders of Pure Cycle (a “superior proposal”), then the Company shall advise Arkansas River Farms of such superior proposal.  Arkansas River Farms will have the right to negotiate with the Company for a five business day period following notice from the Company to Arkansas River Farms of such superior proposal prior to the Company’s acceptance of the superior proposal.  If the board of directors terminates the purchase and sale agreement pursuant to a superior proposal, the earnest money deposit shall be returned, and the Company shall pay a termination fee of $2.5 million, to Arkansas River Farms.

 Covenants

The purchase and sale agreement contains certain other covenants and agreements, including, among others, covenants related to:

•
the operation of the Company’s business during the period between the signing of purchase and sale agreement and closing, which includes causing the tenant farmers of the Arkansas River Assets to maintain the properties in good condition and not entering into any lease with respect to the assets without the prior consent of Arkansas River Farms;

•	reasonable access to such documents and information regarding the Arkansas River Assets between the signing of the purchase and sale agreement and closing;

•
access to the Arkansas River Assets for surveying purposes, water rights and consumptive use evaluation, soil testing, engineering studies and other inspections, subject to certain restrictions and indemnification provisions;

•	the agreement of the parties to cooperate if a party desires to qualify the transaction as a tax-deferred exchange, subject to certain exceptions;

•	the receipt of an alternative proposal by the Company pursuant to the purchase and sale agreement (see The Purchase and Sale Agreement – Non-solicitation for more information);

•
the agreement of the parties to take all appropriate action and execute all documents, instruments or conveyances that may be reasonably necessary or advisable to carry out the provisions of the purchase and sale agreement after closing; and

•	confidentiality.

 Conditions to Closing

 The Company’s Conditions to Closing

The obligations of the Company to consummate the transactions contemplated by the purchase and sale agreement are subject to the following, on or prior to the closing:

•	Pure Cycle shareholder approval of purchase and sale agreement;

•	the delivery by Arkansas River Farms of:

-	the balance of the purchase price, as adjusted pursuant to the purchase and sale agreement and credited for the $1 million earnest money deposit; and

-	such other documents as may be reasonably be required to complete the transactions contemplated by the purchase and sale agreement.

 Arkansas River Farm’s Conditions to Closing

The obligations of Arkansas River Farms to consummate the transactions contemplated by the purchase and sale agreement are subject to the following, on or prior to the closing:

•	the satisfaction of the delivery by the Company of:

-	special warranty and quitclaim deeds with respect to the Arkansas River Assets and certain water rights;

-	a bill of sale conveying certain personal property;

-	the original certificates representing certain water rights, subject to certain exceptions;

-	possession of the Arkansas River Assets subject to certain leases;

-	an assignment of all leases; and

-	such other documents as may be reasonably be required to complete the transactions contemplated by the purchase and sale agreement; and

•	upon written request from Arkansas River Farms, the termination by the Company of any leases that are terminable by it without penalty as landlord under such leases; and

•	all representations and warranties of the Company being true and correct as of the closing.

 Termination of the Purchase and Sale Agreement

The purchase and sale agreement may be terminated at any time prior to the closing under the following circumstances:

•	By the Company if:

-	Pure Cycle does not obtain shareholder approval of the purchase and sale agreement, in which case the Company will be required to pay Arkansas River Farms a termination fee of $1 million;

-	Arkansas River Farms fails to perform any of its material obligations under the purchase and sale agreement and fails to cure within five business days of notice of such default; or

-
Pure Cycle’s board of directors receives a superior proposal and determines to accept the proposal; however, Arkansas River Farms will have the right to negotiate with the Company for a five business day period following notice from the Company to Arkansas River Farms of such superior proposal prior to the Company’s acceptance of such superior proposal.  If the Pure Cycle board of directors terminates the purchase and sale agreement pursuant to a superior proposal, the earnest money deposit shall be returned, and the Company shall pay a termination fee of $2.5 million, to Arkansas River Farms.

•	By Arkansas River Farms if:

-	the Company fails to respond to objections by Arkansas River Farms to the commitment for an owner’s extended policy of title insurance and the survey within five business days of such objections;

-	it determines, in its sole discretion, it is not satisfied with the Arkansas River Assets during the due diligence period;

-	the Company fails fail to perform any of its material obligations under the purchase and sale agreement and fails to cure within five business days of notice of such default;

-	any portion of the Arkansas River Assets is condemned, access to the properties is taken or proceedings or negotiations are commenced thereafter prior to closing; or

-	any material damage (i.e., in excess of 2% of the purchase price) occurs to the Arkansas River Assets between signing and closing.

 Default, Remedies and Liability

If Arkansas River Farms fails to (i) perform any of its material obligations under the purchase and sale agreement for any reason other than default by the Company or termination of the purchase and sale agreement and (ii) cure the default within five business days of notice of such default, then the Company may terminate the purchase and sale agreement and receive the $1 million earnest money deposit as liquidated damages, as its sole remedy.

If the Company fails to (i) perform any of its material obligations under the purchase and sale agreement for any reason other than default by Arkansas River Farms or termination of the purchase and sale agreement and (ii) cure the default within five business days of notice of such default, then Arkansas River Farms may (A) enforce specific performance of the purchase and sale agreement against the Company; or (B) terminate the purchase and sale agreement and receive the earnest money deposit as well as reimbursement from the Company for Arkansas River Farm’s third-party out-of-pocket costs and expenses incurred in connection with the purchase and sale agreement, including reasonable attorney’s fees.

 Voting Agreements

Pursuant to the purchase and sale agreement, certain shareholders who are directors of Pure Cycle and shareholders over whose shares the directors have voting control (collectively owning 6,818,494 shares, or 28.37% of common stock as of the record date of the special meeting) have entered into separate voting agreements with Arkansas River Farms whereby they have agreed to vote in favor of the sale of the Arkansas River Assets pursuant to the purchase and sale agreement at the special meeting, unless the purchase and sale agreement is terminated in accordance with its terms prior to the special meeting.

 Finder’s Fee

Neither Pure Cycle nor any of its affiliates has retained any financial advisor, broker, agent or finder or paid or agreed to pay any financial advisor, broker, agent or finder on account of the purchase and sale agreement or any transaction contemplated by the purchase and sale agreement.

 U.S. Federal Income Tax Consequences

There will be no direct tax consequences to the shareholders resulting from the sale by the Company of the Arkansas River Assets, because the sales proceeds will not be distributed to the shareholders.  The net income from sale of the Arkansas River Assets will be taxable to the Company.  We believe that we may be able utilize a portion of our net operating losses to offset the difference between the Company’s tax basis in the Arkansas River Assets and the sale price of the Arkansas River Assets.

THE BOARD OF DIRECTORS RECOMMENDS THAT THE SHAREHOLDERS VOTE
“FOR” APPROVAL OF THE SALE OF THE ARKANSAS RIVER ASSETS
AS PROVIDED IN THE PURCHASE AND SALE AGREEMENT.

PROPOSAL 2
APPROVAL OF THE ADJOURNMENT OF THE SPECIAL MEETING,
IF NECESSARY OR APPROPRIATE, TO SOLICIT ADDITIONAL PROXIES

If there are insufficient votes at the time of the special meeting to adopt proposal 1, the board may in its discretion seek to, if necessary or appropriate, adjourn the special meeting to solicit additional proxies. In that event, you will be asked to vote only upon proposal 2 and not on any other proposals.  In proposal 2, we are asking shareholders to authorize the holder of any proxy solicited by the board to vote in favor of adjourning the special meeting. If proposal 2 is approved, the board may in its discretion, if necessary or appropriate, adjourn the special meeting to use the additional time to solicit additional proxies in favor of proposal 1.  Even if there are a sufficient number of votes at the time of the special meeting to adopt proposal 1, the board may in its discretion seek to, if necessary or appropriate, adjourn the special meeting to solicit additional proxies.

If the adjournment is for more than 30 days or if after the adjournment a new record date is fixed for the adjourned meeting, a notice of the adjourned meeting will be given to each shareholder of record entitled to vote at the meeting. At the adjourned meeting, we may transact any business which might have been transacted at the original meeting.

ACTION TO BE TAKEN UNDER THE PROXY

The proxy will be voted “FOR” approval of proposals 1 and 2, unless the proxy is marked in such a manner as to withhold authority to so vote.  The proxy will also be voted in connection with the transaction of such other business as may properly come before the special meeting or any adjournments or postponements thereof.  Management knows of no other matters, other than the matters set forth above, to be considered at the special meeting.  If, however, any other matters properly come before the special meeting or any adjournment thereof, the persons named in the accompanying proxy will vote such proxy in accordance with their best judgment on any such matter.

OTHER INFORMATION

 Future Shareholder Proposals

Shareholder proposals for inclusion in the proxy statement for the 2016 annual meeting of shareholders must be received at the principal executive offices of Pure Cycle by August 5, 2015 but not before June 6, 2015.  For more information, refer to Pure Cycle’s Bylaws, which were filed as Appendix C to the Proxy Statement on Schedule 14A filed with the SEC on December 14, 2007.  Pure Cycle is not required to include proposals received outside of these dates in the proxy materials for the 2016 annual meeting of shareholders, and any such proposals shall be considered untimely.  The persons named in the proxy will have discretionary authority to vote all proxies with respect to any untimely proposals.

 Delivery of Materials to Shareholders with Shared Addresses

Pure Cycle utilizes a procedure approved by the SEC called “householding,” which reduces printing and postage costs.  Shareholders who have the same address and last name will receive any copy of any Important Notice Regarding the Availability of Proxy Materials or one set of printed proxy materials unless one or more of these shareholders has provided contrary instructions.

If you wish to receive a separate copy of the proxy statement, any Notice, or our Annual Report on Form 10-K, or if you are receiving multiple copies and would like to receive a single copy, please contact our transfer agent at 1-855-418-5058, or write to or call Pure Cycle’s Secretary at our address or phone number set forth above, and we will undertake to deliver such documents promptly.  If your shares are owned through a bank, broker or other nominee, you may request householding by contacting the nominee.

 Where You Can Find Additional Information

We are subject to the information requirements of the Securities Exchange Act of 1934, as amended, and in accordance therewith, we file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any of these documents at the SEC’s Public Reference Room at 100 F Street N.E., Washington, D.C. 20549. Requests for copies should be directed to the SEC’s Public Reference Section, Judiciary Plaza, 100 F Street N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the Public Reference Room. Our SEC filings are also available to the public at the SEC’s website at http://www.sec.gov, as well as on our website at www.purecyclewater.com.  Information on our website is not incorporated by reference herein, and the Company’s web address is included as an inactive textual reference only.

Annex A

PURCHASE AND SALE AGREEMENT

This Purchase and Sale Agreement (“Agreement”) is entered into effective as of the 11th day of March, 2015 (“Effective Date”), by and among Pure Cycle Corporation, a Colorado corporation (“Pure Cycle”) and PCY Holdings, LLC, a Colorado limited liability company (“PCY”) (Pure Cycle and PCY collectively, jointly and severally, “Seller”), and Arkansas River Farms, LLC, a Colorado limited liability company (“Buyer”), or its assigns.

Section 1.  Purchase and Sale.  Buyer agrees to purchase from Seller, and Seller agrees to sell to Buyer, certain real property comprising approximately 14,641 acres of real property, located in the counties of Bent, Otero and Prowers (collectively, the “Counties”), Colorado, comprised of the Irrigated Acres, the Additional Pasture Acres and the Additional Owned Acres (as each is identified in Section 2(b), below), which Land is described on the attached Exhibit A (collectively, the “Land”), together with all rights, easements, and benefits appurtenant to the Land, including but not limited to: (a) all improvements located on the Land, including  but not limited to all irrigation equipment, buildings, storage bins, houses and other improvements, and any easements, servitudes, permits, licenses, and leases appurtenant to the real property (collectively, the “Improvements”); (b) all right, title and interest of Seller in all rock, limestone, granite, construction aggregate, crushed stone, sand, gravel, caliche, clay, top soil, or other similar material or substances appurtenant to the Land, together with any and all surface use, access easements, and all other rights in connection therewith (collectively, the “Sand and Gravel”); (c) 25% of all of Seller’s right title and interest in all mineral rights associated with and/or appurtenant to the Land other than the Sand and Gravel, including, but not limited to, all right, title, interest, claim and demand in and to all oil, gas, natural gas and hydrocarbons appurtenant to the Land, together with any and all surface use, access easements, and all other rights in connection therewith (the “Minerals”) (d) all right, title and interest of Seller in personal property located on or attached to the Land (the “Personal Property”); (e) all right, title and interest of Seller in all water and water rights, domestic and irrigation wells, well permits, tributary, non-tributary and not non-tributary water, ditch and ditch rights and easement and conveyance rights appurtenant to the Land (collectively, the “Water Rights”), including but not limited to: (i) the following certificated water interests: (A) 18,448.44 shares of stock in the Fort Lyon Canal Company (“FLCC”), evidenced by the certificates set forth on Exhibit B (the "FLCC Shares") and (B) 45 shares of stock in the Lower Arkansas Well Management Association ("LAWMA" and such shares, evidenced by the certificates set forth on Exhibit B (the "LAWMA Shares"); (ii) all water taps and rights to acquire water taps associated with the Land; and (iii) the wells located on the subject property and described in the well permits listed on Exhibit B; and (f) all wind, solar, air, mitigation, ecological and conservation rights (the (“Ecological Rights”).  The Land, the Improvements, the Sand and Gravel, the 25% interest in the Minerals, the Personal Property, the Ecological Rights and the Water Rights shall collectively be referred to herein as the “Property.”  If Buyer has obtained and approved surveys of the Land, the legal description of the Land as set forth in Exhibit A shall be updated to reflect the legal description set forth in the approved surveys.  FLCC and LAWMA shall each hereinafter be referred to as a “Water Company”, collectively as the “Water Companies”), and those Water Rights derived from shares in the Water Companies shall be referred to as the “Certificated Water Rights.”  All shares of capital stock in the Water Companies shall be transferred by special warranty deed and water stock transfer form.  Additionally, Seller shall convey all of Seller's right, title and interest in and to all other rights associated with the structures for the Water Rights, including but not limited to, easements or rights of way or other rights to use land needed or used to divert, deliver, store, or apply water to the Land (and all other rights necessary and incidental to said easements) associated with the Water Rights and for the installation, reconstruction, maintenance, repair, removal, or other uses associated, necessary or incidental to operation of the Water Rights, together with all the diversion or storage structures, including but not limited to, all headgates, ditches, seep ditches, drainage ditches, laterals, reservoirs, reservoir outlet works, dams, water tanks, wells, well casings, pipelines or other appurtenances used in association with the Water Rights.  Seller agrees to cooperate with Buyer and execute all documents required in order to properly effectuate the transfer of all of the above described rights (both at Closing and following Closing).

Section 2.  Purchase Price; Deposit.

(a)           The purchase price for the Property is approximately $52,958,215.00, to be calculated based upon the Purchase Price Formula (as defined below), subject to the prorations and credits set forth herein and to adjustment as set forth in Section 2(c) (the “Purchase Price”).

(b)           The Purchase Price shall be calculated based on the following formula (the “Purchase Price Formula”):

Land Valuation
Irrigated Acres	11,464
Price per Irrigated Acre
(including FLCC Shares per Irrigated Acre calculated at 0.9 shares/acre)	$3,400.00
Total Irrigated Price	$38,977,600.00

Excess Water Valuation
Total FLCC Shares	18,448.44
Shares per Irrigated Acre (0.9 shares/acre)	(10,317.60)
Excess Shares	8,130.84

Price per Share	$1,625.00
Total Excess FLCC Price	$13,212,615.00

Total LAWMA Shares	45
Price per Share	$2,500.00
Total LAWMA Valuation	$112,500.00

Total Excess Water Valuation	$13,325,115.00

Additional Pasture Acres	1,092.50
Price per Pasture Acre	$600.00
Total Pasture Valuation	$655,500.00

Additional Owned Acres	2,085.00
Price per additional acres	$0
Gross Purchase Price	$52,958,215.00

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“Excess Shares” means the (a) the Dry-Up Shares and (b) any FLCC Shares that are in excess of the 10,317.60 FLCC shares allocated to the Irrigated Acres using a rate of 0.9 shares per acre of the Irrigated Acres.  “Dry-Up Shares” means any FLCC Shares that were not historically used to irrigate the Land.

(c)           Buyer shall have the right to review all dry-up covenants related to the Dry-Up Shares (the “Dry-Up Covenants”). To the extent the Dry-Up Covenants do not provide adequate enforceable dry up of the property on which the Dry-Up Shares have been historically used in Buyer’s reasonable discretion, Buyer may elect to not to purchase such portion of the Dry-Up Shares, in which event the Purchase Price shall be reduced in an amount equal to $1,625.00 for each Dry-Up Share that Buyer elects not to purchase. Buyer shall provide written notice to Seller of which Dry-Up Shares it elects not to purchase on or before the day that is ten (10) business days prior to the Closing Date.

(d)           Within three (3) business days following the Effective Date, Buyer shall deposit earnest money in the sum of $1,000,000.00 (the “Deposit”) with Fidelity National Title Insurance Company, 4643 South Ulster St. #500, Denver, CO 80237 (the “Escrow Agent”), provided that the title examiner shall be Tom Maroney with Fidelity National Title Company, 19751 East Main Street #R14, Parker, CO 80138.  The Deposit shall be refundable to Buyer until completion of the Due Diligence Period as provided in Section 4 below.  The Escrow Agent shall deposit the Deposit funds in an interest-bearing escrow account.  Any interest earned on the Deposit shall accrue to the benefit of the party entitled to the Deposit in accordance with this Agreement, and, upon Closing, shall be applied to the Purchase Price.  If Buyer terminates this Agreement in accordance with the provisions of this Agreement, the Deposit shall be returned to Buyer.

Section 3.  Title Insurance and Surveys.

(a)           Within ten (10) days after the Effective Date, Buyer shall order a commitment for an owner's extended policy of title insurance (the “Commitment”), issued through and underwritten by Fidelity National Title Insurance Company (the “Title Company”), committing the Title Company to issue its policy insuring title to the Property (excluding the Water Rights) in Buyer in the amount of the Purchase Price (excluding the Excess Water Valuation).  Buyer shall also request the Title Company deliver current tax certificates for the Property.

(b)           Within one (1) business day of the Effective Date, Seller shall provide Buyer with copies of each existing survey covering any portion of the Land.  During the Title Review Period (as defined below), Buyer may, at its sole cost and expense, obtain an update of the existing surveys, or order a new survey for any Land for which an existing survey is not available (collectively, the “Survey”). The parties acknowledge that if Buyer seeks to obtain a new survey for any Land for which there is no existing survey, a time period longer than the Title Review Period may be required. Therefore, Buyer shall have up to 90 days after the Effective Date to obtain any new Survey required by Buyer (the “Extended Survey Period”), and shall have until the end of the Extended Survey Period to deliver a Title Objection Notice (as defined below) with respect to any Land for which a new Survey is required.

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(c)           On or before fifty (50) days after the Effective Date (the “Title Review Period”), Buyer shall deliver to Seller written notice of Buyer's objections to the Commitment and the Survey, if any (the “Title Objection Notice”).  Permissible exceptions to title shall include only:  (i) the lien of general taxes not yet payable; and (ii) title exceptions shown on the Commitment to which Buyer has not objected or is deemed to have accepted pursuant to subparagraph (d) below (collectively, the “Permitted Exceptions”).

(d)           Seller shall have five (5) business days following Seller’s receipt of the Title Objection Notice (the “Seller Response Period”) to respond to any objections raised by Buyer.  If Seller notifies Buyer that it will not cure or remove any objections raised by Buyer, or if Seller fails to respond to Buyer's Title Objection Notice during the Seller Response Period, Buyer shall have the right to terminate this Agreement by providing written notice of termination to Seller on or before the day that is five (5) days after the expiration of the Seller Response Period.  If Buyer provides timely written notice of termination to Seller, the Deposit shall be returned to Buyer and the parties shall be released from all further obligations hereunder except those obligations which expressly survive termination.  If Buyer fails to provide a Title Objection Notice, or does not terminate this Agreement in accordance with this paragraph, Buyer shall be deemed to have waived such objections (other than any objections Seller has agreed in writing to cure), and such objections shall be deemed Permitted Exceptions hereunder.

(e)           A title insurance policy in accordance with the Commitment shall be issued or committed to be issued by the Title Company as of the date of Closing and shall show no exceptions other than the Permitted Exceptions (the “Title Policy”).  Notwithstanding anything to the contrary in this Agreement, Seller shall pay off or obtain releases of all existing mortgages and other lien indebtedness with respect to the Property at Closing, and such matters shall in no event be deemed Permitted Exceptions.

Section 4.  Shareholder Approval

(a)           Buyer acknowledges that Pure Cycle is required to (a) file this Agreement with the Securities and Exchange Commission (the “SEC Filing”) and (b) obtain the affirmative vote in favor of this Agreement and the transactions contemplated herein from the holders of a majority of the issued and outstanding shares of its common stock in accordance with the Colorado Business Corporation Act and Pure Cycle’s articles of incorporation and bylaws (“Shareholder Approval”) in order to consummate the transactions contemplated herein.  Within five (5) business days after the Effective Date, Seller shall (i) make the SEC Filing and (ii) enter into voting agreements with those shareholders of Pure Cycle who are directors of Pure Cycle and those shareholders over whose shares the directors have sole voting control, in a form reasonably acceptable to Buyer and such shareholders (each a “Voting Agreement”), pursuant to which each of such shareholder agrees to (x) vote in favor of  adoption of this Agreement and the transactions contemplated herein and (y) vote against (1) any Superior Proposal (as defined below), (2) any action, proposal, transaction or agreement which could reasonably be expected to result in a breach of any covenant, representation or warranty of Seller under this Agreement and (3) vote against any action, proposal, transaction or agreement that could reasonably be expected to impede, interfere with or adversely affect the timely consummation of the transactions contemplated herein.  The date on which Seller has provided written notice to Buyer that (i) Seller has made the SEC Filing and (ii) it has obtained executed Voting Agreements from holders of at least 27% of Pure Cycle’s issued and outstanding shares of common stock, together with reasonable supporting documentation evidencing satisfaction of such requirements, shall be the “Due Diligence Kick-Off Date.”

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(b)           Seller shall take all action necessary to duly call, give notice of, convene and hold a special meeting of Pure Cycle’s shareholders to consider this Agreement and the transactions contemplated herein (the “Shareholder Meeting”) as soon as reasonably practicable after the date of this Agreement, but in no event later than 75 days after the Effective Date.  Seller shall use commercially reasonable efforts to (i) solicit proxies from Pure Cycle’s shareholders in favor of the adoption of this Agreement and the transactions contemplated herein (the “Proxy Statements”) and (ii) take all other actions necessary or advisable to secure the Shareholder Approval.  Seller shall provide regular updates to Buyer regarding the proxy solicitation results.  Once the Shareholder Meeting has been called and noticed, Seller shall not postpone or adjourn the meeting without the consent of Buyer (other than to obtain a quorum or as reasonably determined by Seller to comply with applicable law).

(c)           The obligations of the parties to consummate the transactions contemplated herein are subject to the condition that Pure Cycle shall have obtained the Shareholder Approval. If Pure Cycle has not obtained Shareholder Approval on or before the Closing Date, then Seller may terminate this Agreement by written notice to Buyer on or before the Closing Date, whereupon the Deposit shall be returned to Buyer and the parties shall be released from all further obligations hereunder, other than those which specifically survive termination of this Agreement; provided, that if Seller terminates this Agreement pursuant to this subsection following the due Diligence Kick-Off Date, Seller shall pay Buyer a break-up fee of $1,000,000.00 (which obligation shall survive termination of this Agreement).

Section 5.  Due Diligence Period.

(a)           As a condition to Buyer's obligation to close the transaction, Buyer shall have through the date that is sixty (60) days following the Due Diligence Kick-Off Date (the “Due Diligence Period”) to conduct due diligence of the Property as Buyer deems appropriate, including but not limited to water, consumptive use, environmental, legal, financial and other due diligence of the Property. Following the expiration of the Due Diligence Period, if Buyer has not terminated this Agreement, Buyer shall have an additional period of thirty (30) days to complete due diligence investigations (the “Additional Diligence Period”).  If Buyer is not satisfied with the Property for any reason or no reason, in Buyer's sole discretion, then Buyer may terminate this Agreement by written notice to Seller on or before the end of the Additional Diligence Period, provided, however, that if Buyer elects to terminate during the Additional Diligence Period, Buyer shall not receive the return of the Deposit, the Deposit shall be delivered to Seller, and the parties shall be released from all further obligations hereunder.

(b)           Except as required by law, order, rule or regulation, until the Due Diligence Kick-Off Date, neither Buyer nor Seller shall disclose to any person publicly or privately the existence of this Agreement or the transactions contemplated hereby except for disclosures to the parties' respective agents, contractors, engineers, surveyors, attorneys, and employees (each an “Authorized Person.” Following the Due Diligence Kick-Off Date, the parties may disclose the existence of and the parties to this Agreement, but shall continue keep the specific terms of this Agreement and all information obtained from the other party concerning this transaction confidential, except as required by law, order, rule or regulation and except for disclosures to Authorized Persons.  The obligations of the parties under this subsection shall survive the Closing, expiration, or termination of this Agreement; provided, however, if the Closing occurs, this provision shall no longer apply to Buyer.

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(c)           On or before ten (10) days following the Effective Date, Seller shall provide Buyer with copies of the following documents, to the extent such documents are in Seller’s possession or control: (i) all water stock certificates, water diversion records, well permits and a well pumping history, (ii) historical farming and yield information, (iii) spraying and fertilization records for the prior three (3) years, (iv) all existing engineering reports and crop records, (v) energy bills for the past three (3) years, (vi) all prior environmental audits and appraisals, (vii) all written leases, licenses or occupancy agreements affecting the Property (or, if there are any oral leases or occupancy agreements affecting the Property, a written summary of the relevant terms of such oral agreements, including the term and the rental amount), (viii) all permits affecting the Property, (ix) all contracts affecting the Property, (x) a list of irrigation equipment, (xi) copies of all Dry-Up Covenants related to the Dry-Up Shares, and (xi) all other reports pertaining to the Property or the Water Rights.  In addition, within fourteen (14) days following the Effective Date, Seller shall provide a historical use affidavit with respect to the Water Rights in a form reasonably acceptable to Seller.  In addition to the foregoing documents, Seller shall afford Buyer access to such documents and information regarding the Property in Seller’s possession as Buyer may reasonably request.  Seller shall also cooperate with and assist Buyer to obtain records that Buyer reasonably deems necessary for Buyer to evaluate the quantity, quality and consumptive use of the Water Rights and farming history on the Property, and shall sign a release on a form prepared by Buyer and reasonably acceptable to Seller to have such records released to Buyer.

(d)           If Buyer is not satisfied with the Property for any reason or no reason, in Buyer's sole discretion, then Buyer may terminate this Agreement by written notice to Seller on or before the end of the Due Diligence Period, whereupon the Deposit shall be returned to Buyer and the parties shall be released from all further obligations hereunder, other than those which specifically survive termination of this Agreement.  Upon the expiration of the Due Diligence Period, if Buyer has not terminated this Agreement in accordance with this paragraph, the Deposit shall be non-refundable to Buyer except in the event of a Seller default or as otherwise expressly provided herein.

(e)           Following the Effective Date and through the Closing or until earlier termination of the Agreement, Buyer and Buyer's authorized representatives may enter upon the Property for any lawful purpose, including but not limited to surveying, water rights and consumptive use evaluation, soil testing, engineering studies, and other inspections of the Property; provided, however, Buyer shall not damage any growing crops on the Property or unreasonably interfere with Seller’s use and operation of the Property.

(f)           Buyer shall not permit claims or liens of any kind against the Property for inspections, tests, studies or work performed on the Property at Buyer’s request and Buyer agrees to indemnify, protect and hold Seller harmless from and against any liability, damage, cost or expense incurred by Seller and caused by any such inspection, test, study work, claim, or lien. This indemnity includes Seller’s right to recover all costs and expenses incurred by Seller to defend against any such liability, damage, cost or expense, or to enforce this Section 4(g), including Seller’s reasonable attorney fees, legal fees and expenses. Buyer shall further indemnify, defend and hold Seller harmless against any claims of any person for personal injuries or property damage caused by the presence of Buyer, or Buyer’s contractor or agents, on the Property or any work or service performed by Buyer or by any person acting by, through or under Buyer; provided however, Buyer shall not be liable for any damages incurred by Seller resulting from Seller’s negligence or from the mere discovery by Buyer of a pre-existing condition at or with regard to the Property.  In the event Buyer does not purchase the Property, Buyer shall promptly correct any adverse condition or damage to the Property caused by any inspection, test, work or service performed by Buyer or any person acting by, through or under Buyer.  The provisions of this Section 4(g) shall survive the termination of this Agreement.

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(g)           During the Due Diligence Period, Buyer and Seller will agree upon a form of partial relinquishment of surface rights with respect to Seller’s reserved Minerals (the “Relinquishment”) providing that, following Closing, Seller will not (i) impair any structures, improvements or appurtenances located or to be located on the Property, (ii) impair the lateral or sub-adjacent support of the Property, or (iii) unreasonably interfere with Grantor's operations or use of the surface of the Property.  The Relinquishment shall be recorded in the real property records in each of the Counties at Closing.

(h)           During the Due Diligence Period and the Additional Due Diligence Period, Buyer and Seller shall cooperate and use commercially reasonable efforts to obtain an estoppel or other documentation from each of the Water Companies in forms acceptable to Buyer certifying that: (i) all assessments due with respect to the Certificated Water Rights are paid in full; (ii) the Certificated Water Rights are validly issued and outstanding in the name of Seller; and (iii) the Water Companies will permit the transfer of the Certificated Water Rights to Buyer.

Section 6. Closing; Deliveries.

(a)           Closing shall occur 15 days after the expiration of the Additional Diligence Period, or at such other time as mutually agreed upon between Buyer and Seller (the “Closing Date”).

(b)           It shall be a condition of Buyer’s obligation to close that upon written request from Buyer following the expiration of the Additional Due Diligence Period, Seller shall have terminated, effective as of the Closing, any Leases (as defined in Section 10(e) below) that are terminable by Seller without penalty as landlord under such Lease.

(c)           At Closing:

(i)           Seller shall deliver or cause to be delivered into escrow with the Escrow Agent: (A) a fully executed special warranty deed conveying the Property to Buyer (excluding the Water Rights), a special warranty deed with respect to the Certificated Water Rights and a quitclaim deed with respect to all Water Rights other than the Certificated Water Rights, each in a form reasonably acceptable to Buyer and Seller (collectively, the “Deeds”); (B) a bill of sale, in a form reasonably acceptable to Buyer and Seller, conveying the Personal Property; (C) original certificates representing the Certificated Water rights, to the extent that the Water Companies provide such certificates and do not already have such certificates in their possession; (D) any forms or documents reasonably required to transfer all Water Rights to Buyer including assignments acceptable to the subject Water Companies; (E) assignments of any well permits; (F) an original executed and notarized counterpart of the Relinquishment; (G)  possession of the Property subject to the Leases (as defined below); (H) an assignment transferring all Leases to Buyer, in a form reasonably acceptable to Buyer and Seller and (I) such affidavits, instruments, agreements or other documents as may reasonably be required to complete the transactions contemplated under this Agreement and/or satisfy the requirements of the Title Company for issuance of the Title Policy and such additional documents as are customary in such transactions or as may be reasonably requested by Buyer.

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(ii)           Buyer shall deliver or cause to be delivered into escrow with the Escrow Agent: (A) the balance of the Purchase Price, calculated and adjusted as set forth in Section 2, credited for the Deposit, and credited and debited with applicable prorations and closing costs; (B) an original executed and notarized counterpart of the Relinquishment; (B) such affidavits, instruments, agreements or other documents as may reasonably be required to complete the transactions contemplated under this Agreement and/or satisfy the requirements of the Title Company for issuance of the Title Policy and such additional documents as are customary in such transactions or as may be reasonably requested by Seller.

Section 7.  Closing Costs.  At Closing, Seller shall pay the following costs:  (a) the base premium cost for the Title Policy, (b) recording fees for any release of liens encumbering the Property pursuant to Section 3(e), (c) its own attorneys' fees, (d) one-half of the transfer fees charged by the Water Companies, if any, (e) one-half of the escrow fee and closing fee charged by the Escrow Agent, if any, and (f) any documentary stamps or transfer tax.  At Closing, Buyer shall pay the following costs: (v) the title insurance premiums for any endorsements to the Title Policy and for any lender's policy, (w) its own attorneys' fees, (x) recording fees for the Deeds, (y) one-half of the transfer fees charged by the Water Companies, if any, (z) one-half of the escrow fee and closing fee charged by the Escrow Agent, if any.

Section 8.  Taxes; Assessments; Rents.  Real and personal property taxes, rents, water rates and utility charges shall be prorated and adjusted as of the Closing Date.  If the Closing shall occur before the tax rate is fixed for the then-current year, the apportionment of taxes shall be upon the basis of the tax rate for the preceding year applied to the latest assessed valuation which accounting shall be deemed final.  All assessments levied by the Water Companies, if any, for the year of Closing shall be prorated and adjusted as of the Closing Date. Seller shall be responsible for all assessments levied by the Water Companies for the all years prior to the year of Closing and Buyer shall be responsible for all assessments levied by the Water Companies, if any, for the year following Closing and all years thereafter.  The obligations set forth in this Section 8 shall survive Closing.

Section 9.  Default; Remedies; Liability.

(a)           If Buyer fails to perform any of its material obligations under this Agreement for any reason other than default by Seller or the termination of this Agreement as provided herein, and Buyer fails to cure the default by the date that is five (5) business days after Seller’s delivery of written notice of such default to Buyer, Seller may terminate this Agreement and receive the Deposit from the Title Company as liquidated damages, as its sole and exclusive remedy, hereby waiving all other remedies.  BUYER AND SELLER AGREE THAT BASED UPON THE CIRCUMSTANCES NOW EXISTING, KNOWN AND UNKNOWN, IT WOULD BE IMPRACTICAL OR EXTREMELY DIFFICULT TO ESTABLISH SELLER'S DAMAGE BY REASON OF BUYER'S DEFAULT.  ACCORDINGLY, BUYER AND SELLER AGREE THAT IT WOULD BE REASONABLE AT SUCH TIME TO AWARD SELLER “LIQUIDATED DAMAGES” EQUAL TO THE AMOUNT OF THE DEPOSIT.

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(b)           If Seller fails to perform any of its material obligations under this Agreement for any reason other than default by Buyer or the termination of this Agreement as provided for herein, and Seller fails to cure the default by the date that is five (5) business days after Buyer’s delivery of written notice of such default to Seller, then Buyer may; (a) enforce specific performance of this Agreement against Seller; or (b) terminate this Agreement and receive the Deposit from Title Company, and Seller shall reimburse Buyer for its third-party out of pocket costs and expenses incurred in connection with this Agreement, including reasonable attorney’s fees.

(c)           In addition to the foregoing remedies, in the event of any action or litigation related to this Agreement, the prevailing party in such action or litigation shall be awarded from the non-prevailing party its costs and reasonable attorneys' fees.

(d)           If more than one entity or individual constitutes the Seller, such parties constituting the Seller shall be jointly and severally liability for any breach of Seller's obligations under this Agreement, including the Warranties (as defined below) made hereunder.

Section 10.  Seller's Warranties; “AS IS”.  Seller hereby makes the following representations and warranties as of the Effective Date and again as of the Closing Date (herein collectively the “Warranties,” and each individually a “Warranty”).  The following representations and warranties shall survive the Closing until the date which is one (1) year following the Closing Date.

(a)           Seller is duly organized and validly existing under the laws of the state of its organization.  The execution and performance of this Agreement has been duly authorized by Seller and will not require the consent of any third party, other than Shareholder Approval. Neither this Agreement nor the performance of Seller hereunder shall constitute a violation of any governing document, contractual commitment or law applicable to Seller.

(b)           Seller has not received written notice of, and has no knowledge of, any pending or threatened condemnation proceedings or administrative actions relating to the Property.

(c)           Seller has not received written notice of, and has no knowledge of, any pending or threatened litigation with respect to any matter affecting the Property.

(d)           Between the Effective Date and the Closing Date, Seller shall, or, if applicable, cause its tenant farmers to, maintain the Property in good condition and repair, and farm and ranch the Property and care for and cultivate any crops thereon in the ordinary course of business in accordance with the agricultural practices in the area in which the Property is located, at Seller’s sole cost.

(e)           A complete list of all leases, subleases, licenses or other occupancy agreements affecting the Property are listed on Exhibit C (the “Leases”).   Except as disclosed to Buyer in writing, the Leases (i) are in full force and effect, and there are no modifications or other agreements regarding the Leases; and (ii) to Seller’s knowledge, there are no defaults by any party under the Leases.

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(f)           Except for the Leases and as shown in the Commitment, (i) there are no leases, subleases, licenses, contracts, or other agreements, written or oral, regarding the Property, (ii) there are no farming leases reliant on any diversions of any of the Water Rights, and (iii) there are no parties in possession of or entitled to possession of the Property. From the Effective Date through the Closing Date, Seller shall not execute or commit to enter into any lease or contract with respect to the Property without Buyer’s prior written approval in its sole discretion.

(g)           Seller has received no written notice of noncompliance of the Property with any  applicable federal, state and local laws, statutes, ordinances, rules and/or regulations, including, but not limited to, environmental statutes, ordinances, rules and/or regulations (collectively, “Applicable Laws”), and Seller has no knowledge of any such noncompliance.

(h)           To Seller’s knowledge, and except as may be disclosed in any environmental report provided by Seller to Buyer, no petroleum products, hazardous materials, hazardous substances or waste, asbestos, PCB’s and/or other regulated substances as defined in any Applicable Laws, have been generated, manufactured, used, disposed of, or stored on or in connection with the Property, except for gasoline and oil contained in vehicles or above ground storage tanks or containers and except for typical use of such materials and chemicals ordinarily used in the operation of a ranch or farm that produces and includes such products, crops and animals as the Property.  No underground storage tanks are currently located on or under the Property.

(i)           Seller is not a “foreign person,” as defined by applicable Internal Revenue Service rules and regulations.

(j)           Seller is not bankrupt or insolvent, and has not filed for and is not involved in any voluntary or involuntary proceeding in bankruptcy under Applicable Laws.

(k)           None of the information included or incorporated by reference in the Proxy Statement or the SEC Filing will contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.  The Proxy Statements will comply as to form in all material respects with the requirements of the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder

(l)           To Seller’s knowledge, except for the Dry-Up Shares, the Water Rights are appurtenant to the Land, and have been used solely on the Land.  The Water Rights (other than the Dry-Up Shares) have historically been used to irrigate the Land and have not been abandoned.

(m)           The Certificated Water Rights are authorized to be used upon the Land.

(n)           The real property described on Exhibit D constitutes all of the real property historically irrigated with the Dry-Up Shares.

10

All references in this Section 9 to “Seller’s knowledge,” or similar phrases shall mean the actual knowledge of Mark Harding, President of Seller, without having made, or being under any duty to make, any further inquiry with respect to such knowledge. Seller agrees to indemnify, defend and hold harmless Buyer from any damage, costs (including reasonable attorneys' fees), loss or liability resulting from Seller's breach of any of the foregoing Warranties; which indemnity shall survive Closing for a period of one (1) year.

Except for the Warranties set forth herein or in the documents delivered by Seller to Buyer at Closing, Seller disclaims the making of any representations or warranties, express or implied, regarding the Property or matters affecting the Property, including but not limited to its physical condition, title to or the boundaries of the Property, soil condition, hazardous waste, toxic substance or other environmental matters, compliance with building, health, safety, land use, environmental and zoning laws, regulations and orders, the ability to develop the Property for any purpose, and all other information pertaining to the Property.  Buyer, moreover, acknowledges that, except for the Warranties set forth herein or in the documents delivered by Seller to Buyer at Closing:  (i) Buyer has entered into this Agreement with the intention of relying upon its own investigation of the physical, environmental, economic, and legal condition of the Property; (ii) Buyer is not relying upon any statements, representations, or warranties made by Seller or anyone acting or claiming to act on Seller's behalf concerning the Property.  Except for the Warranties set forth herein or in the documents delivered by Seller to Buyer at Closing, Buyer shall purchase the Property in its “AS-IS, WHERE-IS” condition as of Closing, and Buyer expressly acknowledges that, in consideration of the agreements of Seller herein, and except as otherwise expressly specified herein or in the documents delivered in connection with Closing, SELLER MAKES NO WARRANTY OR REPRESENTATION, EXPRESS OR IMPLIED, OR ARISING BY OPERATION OF LAW, INCLUDING BUT NOT LIMITED TO ANY WARRANTY AS TO TITLE, CONDITION, ZONING, AVAILABILITY OF ACCESS, AVAILABILITY OF UTILITIES AND GOVERNMENTAL APPROVALS, THE LIKELY SUCCESS OF AN APPLICATION TO CHANGE THE USE OF THE WATER DERIVED FROM THE WATER RIGHTS HABITABILITY, MERCHANTABILITY, OR FITNESS FOR A PARTICULAR PURPOSE OF THE PROPERTY.

Section 11.  Condemnation.  In the event any portion of the Property is condemned or access thereto shall be taken or proceedings or negotiation therefor are commenced prior to Closing, if Buyer, in Buyer’s sole discretion, determines that such taking renders the remainder of the Property unsuitable for Buyer's purposes, and Buyer notifies Seller in writing of such conclusion prior to Closing, then this Agreement shall terminate and the Deposit shall be refunded to Buyer.  If this Agreement is not so terminated, the Purchase Price shall not be affected, and (i) if a condemnation award is paid prior to Closing, then at Closing, Seller shall assign such award to Buyer, and (ii) at Closing, Seller shall assign all claims to Buyer, and Buyer shall have the right to contest the condemnation of the Property and/or the award resulting therefrom.

Section 12.  Notice.  Any notice required by this Agreement shall be hand-delivered, or sent in writing, postage prepaid by U.S. mail, by nationally recognized overnight courier, by facsimile (receipt confirmed) or by electronic mail (transmission confirmed by recipient), addressed to Buyer or Seller, to the address set forth below.  Such notice shall be deemed given upon hand delivery, three (3) days after mailing by U.S. Mail, upon transmission by facsimile (receipt confirmed), one (1) day after sending by overnight courier, or upon receipt if given by electronic mail (transmission confirmed by recipient).  For purposes of calculating any time periods including notice deadlines under this Agreement, if the last day therefore falls upon a Saturday, Sunday or legal holiday, the last day shall be deemed to be the next day which is not a Saturday, Sunday or legal holiday.  All notices shall be given to the respective parties at the following addresses:

11

Buyer:	Arkansas River Farms, LLC c/o C&A Holding Company, Inc. 7991 Shaffer Parkway, Suite 200 Littleton, CO 80127 Attention: Karl Nyquist Fax no. 303-369-5110 karl@cacompanies.com

with a copy to:	Brownstein Hyatt Farber Schreck, LLP 410 17th Street, Suite 2200 Denver, CO 80202 Attention: Noelle Riccardella, Esq. Fax no. 303-223-8004 nriccardella@bhfs.com

Seller:	Pure Cycle Corporation 34501 E Quincy Avenue Building 34, Box 10 Watkins, Colorado Attention: Mark W. Harding Fax no. 303-292-3475 mharding@purecyclewater.com

PCY Holdings, LLC 34501 E Quincy Avenue Building 34, Box 10 Watkins, Colorado Attention: Mark W. Harding Fax no. 303-292-3475 mharding@purecyclewater.com

with a copy to:	Davis Graham & Stubbs LLP 1550 17th Street, Suite 500 Denver, CO 80202 Attention: Wanda Abel Fax No. 303-893-1379 Wanda.abel@dgslaw.com

Section 13.  Broker's Fees.  Buyer and Seller each represent and warrant that they did not engage the services of any real estate broker or person that may claim a commission or finder’s fee with respect to this transaction, and each agrees to indemnify and hold harmless the other against any and all claims based in whole or in part on any act of such indemnifying party for commissions, fees, or other compensation made by any real estate broker, agent, or salesman as the result of the sale of the Property contemplated hereby.

12

Section 14.  1031 Tax-Deferred Exchange.  The parties understand and agree that the transaction contemplated under this Agreement may be part of a tax-deferred exchange by one or both parties.  The parties shall cooperate in taking all actions reasonably necessary in order to qualify this transaction for such treatment provided it does not result in any delay or additional expense, damage or risk to any of the parties and provided that Buyer shall not be required to take title to any property other than the Property.  Any party desiring to effect a tax-deferred exchange shall have the right to assign its rights and obligations hereunder to an entity acting as Qualified Intermediary, as that term is used in Regulations under Section 1031 of the Internal Revenue Code, for purposes of completing the contemplated exchange, but no such assignment shall have the effect of releasing the assignor from continuing liability for performance of any of its obligations under this Agreement.

Section 15.  No Solicitation.

(a)           To induce Buyer to enter into this Agreement and to expend funds conducting its due diligence review of the Property, neither Seller nor any of its representatives will directly or indirectly execute or negotiate agreements with or solicit inquiries or proposals from any party other than Buyer with respect to the sale of the Property (a “Proposed Acquisition”).  Seller will promptly notify Buyer if Seller or any of its representatives receives such offers, inquiries or proposals.  Notwithstanding the foregoing, the Seller may, at any time prior to receipt of Shareholder Approval, furnish information to or enter into discussions or negotiations with any person or group that has made an unsolicited bona fide written proposal for a Proposed Acquisition received after the date hereof to the extent that the board of directors of Pure Cycle determines in good faith, after consultation with its outside legal counsel, that the failure to take such action would constitute a breach of its fiduciary duties to the shareholders of Pure Cycle under applicable law.

(b)           This Agreement may be terminated by the Seller at any time prior to the receipt of Shareholder Approval if, (i) the board of directors of Pure Cycle has determined that a bona fide, unsolicited, written proposal for a Proposed Acquisition constitutes a Superior Proposal (as defined in subsection (c) below), (ii) Seller has provided Buyer with a notice of the Superior Proposal including the terms and conditions of the Proposed Acquisition (a “Notice of Superior Proposal”), and (iii) Pure Cycle’s board of directors, after taking into account any modifications to the terms of this Agreement offered by Buyer within five (5) business days following receipt of a Notice of Superior Proposal, continues to believe that such Proposed Acquisition constitutes a Superior Proposal.  Upon termination pursuant to this Section 14(b), the Deposit shall immediately be returned to Buyer and Seller shall pay Buyer a break-up fee of $2,500,000.00 (which obligation shall survive termination of this Agreement).

(c)           For purposes of this Agreement, “Superior Proposal” means any unsolicited, bona fide Proposed Acquisition that the board of directors of the Pure Cycle has determined in good faith, after consultation with its outside legal counsel, and after taking into account the legal, financial, financing and other aspects of such Proposed Acquisition, would result in a transaction that is (i) more favorable, from a financial point of view, to the shareholders of Pure Cycle (after taking into account any modifications to the terms of this Agreement offered by Buyer) and (ii) reasonably likely to be consummated without unreasonable delay.

13

Section 16.  Miscellaneous.

(a)           This Agreement shall be governed by Colorado law and the parties agree that venue for any dispute involving this Agreement shall be in the District Court of the City and County of Denver.

(b)           Seller shall be responsible for all risks of damage, loss or injury to the Property and for all property-owner liability prior to Closing.  In the event any material damage (defined as in excess of 2% of the Purchase Price) occurs to the Property between the Effective Date and Closing Date, Buyer may terminate this Agreement and receive a refund of the Deposit.

(c)           This Agreement including its exhibits shall constitute the entire agreement between Seller and Buyer and supersedes any other written or oral agreements between Seller and Buyer.  This Agreement may be modified only by the written agreement of both parties.

(d)           This Agreement shall be binding upon, and shall inure to the benefit of, Seller and Buyer and their respective successors and assigns.  Neither party may assign its interests under this Agreement without the prior written consent of the other party; provided, however, that Buyer may assign this Agreement to any entity owned or controlled by, or under common control with, Buyer or Resource Land Holdings, LLC, without Seller's prior consent.

(e)           This Agreement may be executed in multiple counterparts, including a pdf or facsimile copies, each of which shall be considered to be an original thereof.

(f)           Time is of the essence of this Agreement.

(g)           No representations or warranties pertaining to this Agreement or any property affected by this Agreement have been made by, or shall be binding on, any of the parties, except as expressly stated in this Agreement.

(h)           From and after the Closing Date, each party shall take all appropriate action and execute, or cause to be executed, all documents, instruments or conveyances of any kind that may be reasonably necessary or advisable to carry out any of the provisions of this Agreement.

[signatures on following pages]

14

IN WITNESS WHEREOF, Seller and Buyer have executed this Agreement as of the Effective Date.

BUYER:

ARKANSAS RIVER FARMS, LLC

By: /s/ Aaron M. Patsch
Name: Aaron M. Patsch
Title:  Authorized Representative

15

SELLER:

PURE CYCLE CORPORATION,
a Colorado corporation

By: /s/ Mark W. Harding
  Mark W. Harding, President

PCY HOLDINGS, LLC,
a Colorado limited liability company

By: Pure Cycle Corporation, its sole member

By: /s/ Mark W. Harding
Mark W. Harding, President

16

Exhibit A
Legal Description of the Land

(See attached)

This exhibit consists of legal descriptions of the Registrant’s Arkansas River Valley properties consisting of approximately 14,641 acres, more or less, in the counties of Bent, Otero and Prowers, Colorado.

A-1

Exhibit B
List of Certificated Shares

FLCC Shares:

A.           FLCC Shares Historically Used on the Land:  See Exhibit B-1 attached.

B.           Dry-Up Shares:  See Exhibit B-2 attached.

LAWMA Shares:

An assignment was submitted to LAWMA on March 5, 2015 to transfer Certificate 339 into the name of Pure Cycle Corporation.  The new certificate number is not yet available.

Well Permits:  See Exhibit B-3 attached.

B-1

Exhibit B-1
Fort Lyon Canal Company Shares

This exhibit consists of a list of FLCC certificate numbers and the number of shares represented by each certificate.

Exhibit B-2
Dry-Up Shares

This exhibit consists of a list of FLCC certificate numbers and the number of shares represented by each certificate.

Exhibit B-3
Well Permits

This exhibit consists of a list of well permit numbers issued with respect to the Registrant’s Property by the Office of the State Engineer of Colorado.

Exhibit C
List of Leases

(see attached)

This exhibit consists of a list of Registrant’s Leases by property describing the acreage and FLCC Shares subject to each Lease.

C-1

Exhibit D
Legal Description of Real Property Historically
Irrigated with the Dry-Up Share

Legal descriptions for the following properties are attached:

Farm Number
Farm	15
Farm	61
Farm	62*
Farm	63
Farm	85
Farm	110
Farm	117
Farm	132

____________________

* Only the portion of Farm 62 not owned by Seller is subject to dry-up covenants.

The remainder of this exhibit consists of legal descriptions of properties historically irrigated with certain of the Registrant’s FLCC shares.

D-1

Pure Cycle Corporation
c/o Broadridge Corporate Issuer Solutions
P O Box 1342
Brentwood, NY 11717

Investor Address Line 1
Investor Address Line 2
Investor Address Line 3
Investor Address Line 4
Investor Address Line 5
John Sample
1234 ANYWHERE STREET
ANY CITY, ON A1A 1A1

1 OF 2

CONTROL # → 0000000000000000

NAME	SHARES
THE COMPANY NAME INC. - COMMON	123,456,789,012.12345
THE COMPANY NAME INC. - CLASS A	123,456,789,012.12345
THE COMPANY NAME INC. - CLASS B	123,456,789,012.12345
THE COMPANY NAME INC. - CLASS C	123,456,789,012.12345
THE COMPANY NAME INC. - CLASS D	123,456,789,012.12345
THE COMPANY NAME INC. - CLASS E	123,456,789,012.12345
THE COMPANY NAME INC. - CLASS F	123,456,789,012.12345
THE COMPANY NAME INC. - 401 K	123,456,789,012.12345

PAGE 1 OF 2

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: ☒

KEEP THIS PORTION FOR YOUR RECORDS

Pure Cycle Corporation
c/o Broadridge Corporate Issuer Solutions P 0 Box 1342 Brentwood, NY 11717 Investor Address Line 1 2 3 4 5 John Sample 1234 ANYWHERE STREET ANY CITY, ON A1A 1A1 VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. ELECTRONIC DEUVERY OF FUTURE PROXY MATERIALS If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and. when prompted, indicate that you agree to receive or access proxy materials electronically in future years. VOTE BY PHONE -1-800-S90-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge. 51 Mercedes Way. Edgewood. NY 11717. 0000000000000000 CONTROL# —> NAME THE COMPANY THE COMPANY THE COMPANY THE COMPANY THE COMPANY THE COMPANY THE COMPANY THE COMPANY NAME INC. NAME INC. NAME INC. NAME INC. NAME INC. NAME INC. NAME INC. NAME INC. COMMON CLASS A CLASSB CLASSC CLASSD CLASSE CLASS F 401 K SHARES 123.456.789.012.12345 OF PAGE KEEP THIS PORTION FOR YOUR RECORDS TO VOTE. HARK BLOCKS BELOW IN BLUE OR BUCK INK AS FOLLOWS:

DETACH AND RETURN THIS PORTION ONLY 0 2 0000000000 THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. PRELIMINARY PROXY MATERIAL, DATED MARCH 27, 2015 SUBJECT TO COMPLETION ForAgainstAbstain The Board of Directors reconmends you vote FOR proposals 1. and 2. 1. Approve the sale of approximately 14,641 acres of real property located 1n Bent. Otero and Prowers Counties, Colorado, together with certain rights, easenents, and benefits appurtenant to the land (Including 25% of the nlneral rights), 45 shares of stock 1n Lower Arkansas Water Management Association, all water taps and rights to acquire water taps associated with the land and the wells located on the land and certain water rights, Including 18,448.44 shares of stock 1n Fort Lyon Canal Coirpany (collectively the ’Arkansas River Assets’), for approximately $53.0 million 1n cash, pursuant to the purchase and sale agreement dated March 11, 2015 among Pure Cycle, PCY Holdings, LLC, a Colorado limited liability company wholly owned by Pure Cycle, and Arkansas River Farns, LLC, a newly formed Colorado United liability conpany affiliated with C4A Companies, Inc., a Colorado corporation, and Resource Land Holdings, L.L.C., a Colorado limited liability company, subject to such amendnents to the purchase and sale agreement as nay be approved by the Board of Directors. 2. Approve the adjournment of the special meeting, 1f necessary or appropriate, to solicit additional proxies 1f there are Insufficient votes at the time of the special meeting to adopt proposal 1. NOTE: Such other business as may properly come before the neetlng or any adjournnent or postponement thereof. Date 0000239937.1R1.0.0.51160 Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders nust sign. If a corporation or partnership, please sign 1n full corporate or partnership nane, by authorized officer. Investor Address Line 1 2 3 4 5 John Sample 1234 ANYWHERE STREET ANY CITY, ON A1A 1 A1 JOB # Slgnatire (PLEASE SIGN WITHIN BOX] SHARES CUSIP# SEQUENCE# Signature (Joint Owners)

PRELIMINARY PROXY MATERIAL, DATED MARCH 27, 2015 SUBJECT TO COMPLETION Important Notice Regarding the Availability of Proxy Materials for the Special Meeting: The Notice & Proxy Statement is/are available at www.proxwote.com.

PURE CYCLE CORPORATION Special Meeting of Shareholders May 15, 2015 This proxy is solicited by the Board of DirectorsHarrison H. Augur and Mark W. Harding, or either of them, each with the power of substitution, are hereby authorized to represent and vote the shares of the undersigned, with all the powers which the undersigned would possess if personally present, at the Special Meeting of Shareholders of Pure Cycle Corporation to be held on May 15, 2015 at 10:00 a.m. Mountain Time at the offices of Davis, Graham & Stubbs LLP, 1550 17th Street, Suite 500, Denver, CO 80202, or at any postponement or adjournment thereof. 00239937,2 R1 0.0.51160 This proxy, when properly executed, will be voted in the manner directed herein by the shareholder. If no instructions are specified, this proxy will be voted FOR the sale of the Arkansas River Assets under Proposal 1 and FOR Proposal 2. If any other matters properly come before the meeting, this proxy will be voted by the above named proxies in their discretion. Continued and to be signed on reverse side